UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Volt Information Sciences, Inc.

(Name of Registrant as Specified In Its Certificate)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

This proxy statement is being filed to amend and supplement the proxy statement filed on March 3, 2014 (the “Original Proxy Statement”) by Volt Information Sciences, Inc. (the “Company”), to reflect the ownership of the Company’s common stock by Glacier Peak Capital LLC, based on a Schedule 13G filed on March 4, 2014, to revise a calculation with respect to the percentage ownership of Linda Shaw and re-order the line items in the table (in each case, see “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” in this proxy statement), to correct a graphical mismatch between the form of proxy card attached to the Original Proxy Statement and the actual proxy card that the Company intends to send to its shareholders, to add that the Company may use an outside company to assist in the solicitation of proxies, to include information with respect to the number of meetings of the Board of Directors of the Company held in the fiscal year ended November 3, 2013 and the attendance of directors at such meetings, and to include the Audit Committee Report for the fiscal year ended November 3, 2013. For the convenience of the reader, the Company is amending and restating the Original Proxy Statement in its entirety, and this proxy statement shall supersede the Original Proxy Statement in all respects, including for purposes of incorporation by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended November 3, 2013.

March 3, 2014

Dear Shareholder:

On behalf of our Board of Directors and management, we cordially invite you to attend our Annual Meeting of Shareholders on Thursday, April 17, 2014. The Meeting will be held at The Omni, 333 Earle Ovington Boulevard, Uniondale, NY 11553, at 10:00 a.m. (EDT).

The Notice of Meeting and Proxy Statement accompanying this letter describe the business we will consider at the Meeting. Your vote is very important. I urge you to vote to be certain your shares are represented at the Meeting even if you plan to attend. Most shareholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Please refer to your proxy materials or the information forwarded by your bank, broker or other holder of record to see which methods are available to you.

Ronald Kochman

President, Chief Executive Officer and Director

Notice of Annual Meeting of Shareholders

To Be Held April 17, 2014

The Annual Meeting of Shareholders of Volt Information Sciences, Inc. will be held on Thursday, April 17, 2014, at 10:00 a.m. (EDT) at The Omni, 333 Earle Ovington Boulevard, Uniondale, NY 11553. At the Meeting, shareholders will be asked to:

•	elect eight Directors;

•	approve, on an advisory basis, the executive compensation program for the Company’s named executive officers as described in this Proxy Statement;

•	vote, on an advisory basis, on how often the Company will conduct an advisory vote on executive compensation;

•	ratify the appointment of the Company’s independent Registered Public Accounting Firm for 2014; and

•	consider any other business, if properly raised.

You may vote at the Meeting if you were a shareholder of the Company at the close of business on Wednesday, March 5, 2014, the record date for the Meeting.

By Order of the Board of Directors.

Ronald Kochman

President, Chief Executive Officer and Director

New York, New York

March 3, 2014

Please sign and return the enclosed proxy card in the postage-paid envelope provided or, if you prefer, please follow the instructions on the enclosed proxy card for voting by telephone or via the Internet. You may access additional information at http://materials.proxyvote.com/928703 for voting instructions as well as to view the Proxy Statement and Annual Report online.

Volt Information Sciences, Inc.

Proxy Statement

2014 Annual Meeting of Shareholders

i

Volt Information Sciences, Inc.

Proxy Statement

2014 Annual Meeting of Shareholders

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS MEETING TO BE HELD ON APRIL 17, 2014.

THE COMPANY’S ANNUAL REPORT, LETTER TO SHAREHOLDERS, NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND PROXY CARD ARE AVAILABLE AT

http://www.volt.com/investors+governance.aspx.

GENERAL INFORMATION

Why did I receive this Proxy Statement?

The Board of Directors of Volt Information Sciences, Inc. (the “Company”, “we” or “us”) is soliciting proxies for the 2014 Annual Meeting of Shareholders (the “Annual Meeting” or “Meeting”) to be held on Thursday, April 17, 2014, at The Omni, 333 Earle Ovington Boulevard, Uniondale, NY 11553, at 10:00 a.m. (EDT) and at any adjournment of the Meeting. When the Company asks for your proxy, we must provide you with a Proxy Statement that contains certain information specified by law. This Proxy Statement summarizes the information you need in order to vote at the Meeting.

The Company’s Annual Report, Letter to Shareholders, Notice of Annual Meeting, Proxy Statement and proxy card are being mailed to shareholders beginning on or about March 12th, 2014.

What will I vote on?

The following items:

•	election of eight Directors;

•	approval, on an advisory basis, of the executive compensation program for the Company’s named executive officers as described in this Proxy Statement;

•	how often the Company will conduct an advisory vote on executive compensation;

•	ratification of the appointment of the Company’s independent Registered Public Accounting Firm for 2014; and

•	other matters that may properly be brought before the Meeting.

Will there be any other items of business on the agenda?

We do not expect any other items of business at the Annual Meeting. Nonetheless, if there is an unforeseen need, your proxy will give discretionary authority to the persons named on the proxy to vote on any other matters that may be properly brought before the Meeting. These persons will use their best judgment in voting your proxy.

Who is entitled to vote?

Shareholders as of the close of business on the record date, which is Wednesday, March 5, 2014, may vote at the Annual Meeting.

How many votes do I have?

You have one vote at the Meeting for each share of common stock you held on the record date.

What constitutes a quorum for the Annual Meeting?

A quorum is necessary to conduct business at the Annual Meeting. A quorum requires the presence at the Meeting of 35% of the outstanding shares entitled to vote, in person or represented by proxy. You are part of the quorum if you have voted by proxy. As of February 28, 2014, 20,862,795 shares of Company common stock were issued and outstanding.

How do I vote?

You can vote either in person at the Annual Meeting or by proxy without attending the Meeting. We urge you to vote by proxy even if you plan to attend the Meeting so we will know as soon as possible that enough votes will be present for us to hold the Meeting. If you attend the Meeting in person, you may vote at the Meeting and your earlier proxy will not be counted.

May I vote by telephone or via the Internet?

Yes. Instead of submitting your vote by mail using the enclosed proxy card, you may be able to vote on the Internet or by telephone. Please note that there are separate Internet and telephone voting arrangements depending on whether you hold your shares:

•	as the registered shareholder, also known as the “shareholder” or “holder” of record (that is, if you own shares directly in your own name and they are either kept at our transfer agent or are in your possession); or

•	as the “beneficial owner”, also known as holding the shares in “street name” (that is, if your shares are held for you by your bank, broker or other holder of record).

If you are a registered shareholder, you may vote by telephone or via the Internet by following the instructions on your proxy card.

If you are a beneficial owner, please refer to the information forwarded by your bank, broker or other holder of record to see which options are available to you. Most brokers and banks offer voting by telephone and via the Internet as well as by mail.

If you vote via the Internet, you may incur costs, such as usage charges from Internet access providers and telephone companies. You will be responsible for these costs.

What should I do if I want to attend the Annual Meeting?

All shareholders of the Company may attend the Annual Meeting. Please bring your admission ticket or proof of ownership of the Company’s stock to enter the Annual Meeting. When you arrive at the Annual Meeting, you may be asked to present photo identification, such as a driver’s license, to be admitted.

•	If you are a registered shareholder, you will find an admission ticket attached as part of the proxy card sent to you. If you plan to attend the Annual Meeting, please bring this portion of the proxy card with you to the Meeting. If you opted to receive your proxy materials electronically, please print out the admission ticket you will find online and bring it with you.

•	If your shares are held in the name of your bank, broker or other holder of record, please bring proof of ownership to be admitted to the Meeting. A recent brokerage statement or letter from your bank or broker is an example of proof of ownership.

For safety and security reasons, no cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Meeting.

How do I vote my shares in the Volt Information Sciences, Inc. Savings Plan

If you received this Proxy Statement because you are an employee of the Company who participates in this plan and you have shares of common stock of the Company allocated to your account under this plan, you may vote your shares held in this plan as of March 5, 2014 by mail, by telephone or via the Internet. Instructions are provided on the enclosed proxy card. The tabulator must receive your instructions by 4:00 p.m. (EDT) on Monday, April 14, 2014 in order to communicate your instructions to the plans’ Trustee, who will vote your shares. Any plan shares for which we do not receive instructions from the employee will be voted by the Trustee in the same proportion as the shares for which we have received instructions.

Can I revoke or change my vote?

Yes. If you are a shareholder of record, you have the right to revoke your proxy at any time before the Annual Meeting by sending a signed notice to the Company’s Secretary, Volt Information Sciences, Inc., 1065 Avenue of the Americas, New York, New York 10018. If you want to change your vote at any time before the Meeting, you must deliver a later dated proxy by telephone, via the Internet or in writing. You may also change your proxy by voting in person at the Meeting.

If you are a beneficial owner, please refer to the information forwarded by your broker, bank or other holder of record for procedures on revoking or changing your proxy.

What are the costs of soliciting these proxies and who will pay them?

The Company will pay all costs of soliciting these proxies. In addition, some of our officers and employees may solicit proxies by telephone or in person. We will reimburse banks and brokers for the expenses they incur in forwarding the proxy materials to you. Morrow & Co. LLC may assist us with the solicitation of proxies for an estimated fee of $5,000.

How many votes are required for the approval of each item?

•	Item One – A plurality of votes cast at the Annual Meeting in person or by proxy is required for the election of each nominee to serve as a director.

•	Item Two – The affirmative vote of the holders of a majority of the votes cast is required to approve, on an advisory basis, the executive compensation program for the Company’s named executive officers as described in this Proxy Statement. Abstentions and broker non-votes, if any, will not be counted either for or against this proposal.

•	Item Three – The advisory vote on the frequency of the advisory vote on executive compensation is a non-binding vote and the Company will consider the results of the vote in determining whether to hold the advisory vote on executive compensation every one, two or three years. Abstentions and broker non-votes, if any, will not be counted in favor of any frequency in the vote.

•	Item Four – The affirmative vote of a majority of votes cast at the Annual Meeting in person or by proxy is required to ratify the selection of Ernst & Young as the Company’s independent registered public accounting firm for fiscal year 2014.

Are abstentions and broker non-votes part of the quorum?

Yes. Abstentions and broker non-votes count as “shares present” at the Annual Meeting for purposes of determining a quorum.

What are broker non-votes?

If your shares are held by a broker, the broker may require your instructions in order to vote your shares. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen depending on the type of proposal. If the proposal is considered “routine”, the broker may vote your shares in its discretion. For other proposals, the broker may not vote your shares without your instructions. When that happens, it is called a “broker non-vote.”

Item 4 in this Proxy Statement (ratification of the appointment of the Company’s independent Registered Public Accounting Firm for 2014) will be considered routine and the broker may vote your shares for this Item in its discretion. The broker is not entitled to vote your shares on the other Items unless the broker has received instructions from you.

Who will count the vote?

Votes at the Annual Meeting will be counted by the inspectors of election appointed by the Board.

What if I do not vote for some or all of the matters listed on my proxy card?

If you are a registered shareholder and you return a signed proxy card without indicating your vote for some or all of the matters, your shares will be voted as follows for any matter you did not vote on:

•	for the nominees to the Board listed on the proxy card;

•	for approval, on an advisory basis, of the executive compensation program for the Company’s named executive officers;

•	for the Company conducting an advisory vote on executive compensation every two years; and

•	for the ratification of the appointment of the Company’s independent Registered Public Accounting Firm for 2014.

How do I submit a shareholder proposal for the 2015 Annual Meeting?

The Company’s 2014 Annual Meeting is scheduled for Thursday, April 17, 2014. There are two different deadlines for submitting shareholder proposals. If a shareholder wishes to have a proposal considered for inclusion in next year’s Proxy Statement or to nominate a candidate for Director, he or she must give the Company written notice no earlier than 150 days and no later than 120 days prior to April 17, 2015. Proposals should be addressed to the Company’s Secretary, Volt Information Sciences, Inc., 1065 Avenue of the Americas, New York, New York 10018. If you submit a proposal, it must comply with our By-Laws and applicable law, including Rule 14a-8 of the Securities Exchange Act of 1934. Copies of the By-Laws are available to shareholders free of charge on request to the Company’s Secretary, Volt Information Sciences, Inc., 1065 Avenue of the Americas, New York, New York 10018.

What if I want to receive a separate paper or e-mail copy of the Proxy Statement or Annual Report at no charge?

If you wish to receive a separate paper or e-mail copy of the 2014 Annual Report or this Proxy Statement at no charge, please call us at (212) 704-7921, or send an e-mail to voltinvest@volt.com, or write to: Volt Information Sciences, Inc., 1065 Avenue of the Americas, New York, NY 10018, Attention: Shareholder Relations. We will promptly deliver to you the documents you requested. Please make your request for documents on or before March 31, 2014 to facilitate timely delivery of the documents to you.

Where can I find the voting results?

We will publish voting results in a Form 8-K which we will file with the SEC shortly after the vote is certified. To view this Form 8-K online, visit the Company’s Investor Relations Web site at http://www.volt.com/template_vis_investors.aspx?id=534.

Can shareholders and other interested parties communicate directly with our Board? If so, how?

Yes. You may communicate directly with one or more members of the Board by writing to the Company’s Secretary, Volt Information Sciences, Inc., 1065 Avenue of the Americas, New York, NY 10018. The Company’s Secretary will then forward all questions or comments directly to our Board or a specific Director, as the case may be.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors and Executive Officers

The names of our current directors and executive officers and their ages, positions, biographies and outside directorships are set forth below. Also included for our directors is information regarding their specific experience, qualifications, attributes and skills that led to the conclusion that each director should serve on our Board. Our executive officers are appointed by, and serve at the discretion of, our Board. This information is as of February 15, 2014.

Name	Age	Position(s)
Ronald Kochman	55	President, Chief Executive Officer and Director
Lloyd Frank	88	Director
Bruce G. Goodman	65	Director
Theresa A. Havell	67	Director
Mark N. Kaplan	83	Director
Deborah Shaw	59	Director
Jerome Shaw	87	Executive Vice President, Secretary and Director
William H. Turner	73	Director
James Whitney Mayhew	52	Senior Vice President and Chief Financial Officer
Howard Zimmerman	64	Chief Operating Officer, North America Staffing
Richard Herring	56	Senior Vice President and Managing Director, Europe and Asia Staffing
Ronald Hurle	58	Chief Operating Officer, Project-Based Staffing
James Schmitt	71	President – Volt Delta (Computer Systems)
Louise Ross	65	Vice President – Human Resources

Ronald Kochman has been President and Chief Executive Officer of the Company and a director since April 2012. Mr. Kochman has been employed by the Company since 1987 and has been an officer of the Company since February 2005. Prior to his appointment as President and Chief Executive Officer, he served as Senior Vice President, Strategic Planning. He received his Master of Business Administration degree with an emphasis in finance and investments from George Washington University and earned his Bachelor of Arts degree in Economics from Stony Brook University. Through his 25 years experience with the Company, Mr. Kochman has gained a deep knowledge of all aspects of the Company’s business and has valuable insight with respect to finance, strategy and business development.

Lloyd Frank has been a director since March 2000. He has been senior counsel since January 2010, and of counsel from April 2005 until December 2009, with the law firm of Troutman Sanders LLP. Mr. Frank was counsel from January 2004 to March 2005, and a partner from January 1977 until December 2003, with the law firm of Jenkens & Gilchrist Parker Chapin LLP (and its predecessors, Parker Chapin LLP and Parker Chapin Flattau & Klimpl). Mr. Frank is also a director of EnviroStar, Inc. (a distributor of commercial and industrial boilers, commercial laundry and drycleaning equipment) and was a director of Park Electrochemical Corp. from 1985 until 2013 (a developer and manufacturer of advanced materials). Mr. Frank has extensive corporate legal, compliance and governance experience, and has served as an advisor to, and board member of, a number of other public companies, private companies and charities. This experience enables him to provide the Board with advice on a wide range of legal and business matters, in addition to an understanding of our legal and business affairs obtained from over 40 years of legal representation of our Company.

Bruce G. Goodman has been a director since May 2000. He has been General Counsel of Shepherd Kaplan LLC (an investment advisor registered with the SEC) since April 2008. From April 1995 to April 2008, he was a partner of the law firm of Hinckley, Allen & Snyder LLP. In addition to his perspective as a non-management director, Mr. Goodman provides to the Board experience as a business lawyer with substantial experience and insight into the investment markets obtained as general counsel to an investment advisory firm.

Theresa A. Havell has been a director since April 2004. She has been President and Chief Investment Officer of Havell Capital Management LLC (a money management company) since 1996. Prior to 1996, Ms. Havell was a partner, member of the Executive Committee, Director and Chief Investment Officer of the Fixed Income Group of NeubergerBerman (an investment management firm). Ms. Havell contributes vast experience and knowledge in the investment and financing markets and economic conditions to the Board derived from her money management and investment experience.

Mark N. Kaplan has been a director since April 1991. He has been of counsel with the law firm of Skadden, Arps, Slate, Meagher & Flom LLP since 1999. From October 1979 until 1999, he was a partner in that firm. In addition to serving on the board of directors or as trustee of a number of civic and charitable organizations, Mr. Kaplan is also a director of American Biltrite, Inc. (a manufacturer of commercial flooring and performance sheet rubber) and Autobytel Inc. (an online automotive marketing firm). Mr. Kaplan is also a member and former Chairman of the New York City Audit Committee and is a member and former co-Chairman of the Board of Education Audit Advisory Committee. In addition to his legal experience focusing on securities, governance and mergers and acquisitions matters, Mr. Kaplan brings to the Board business management, financing and leadership experience gained as President, Director, and Chief Operating Officer of Engelhard Minerals & Chemicals Corporation (a New York Stock Exchange listed mining and chemicals company acquired by BASF in 2006) from 1977 to 1979 and President and Chief Executive Officer of Drexel Burnham Lambert (an investment banking firm) from 1970 to 1977.

Deborah Shaw has been a director since August 2006. Dr. Shaw has been a clinical psychologist with a private practice in Los Angeles, California for more than 17 years. Dr. Shaw brings to the Board the perspective of a non-management beneficial owner of approximately 10.4 percent of our common stock, as well as an educational background in law gained from her law degree from the University of Pennsylvania Law School and three years of the practice of law with the law firm of Covington & Burling.

Jerome Shaw has been a director since April 2012. Jerome Shaw co-founded the Company, has been Executive Vice President and Secretary of the Company since 1957 and has been employed in executive capacities by the Company and its predecessors since 1950. Jerome Shaw brings to the Board business leadership, a deep understanding of our business, operations, services, products, customers, suppliers and employees.

William H. Turner has been a director since August 1998. Mr. Turner is the Chairman of International College, Beirut Lebanon and a senior advisor with Opera Solutions, LLC (a predictive analytics company). Mr. Turner also served as Dean at The School of Business of Montclair State University from June 2008 until January 2010. He was founding Dean at Stony Brook University College of Business from January 2004 to December 2007. Prior to that, he was Senior Partner of Summus Ltd. (a consulting firm) from September 2002 to December 2003. From August 1997 until September 1999, Mr. Turner was President of PNC Bank, N.A. and served as Chairman of that bank’s Northeast Region until September 2002. From October 1996 to July 1997, Mr. Turner was President and Co-Chief Executive Officer of Franklin Electronic Publishers, Incorporated (a designer and developer of hand-held electronic information products) and, from August 1990 to September 1996, he was Vice Chairman of The Chase Manhattan Bank and its predecessor, Chemical Banking Corporation. He is also a director of Ameriprise Financial, Inc. (a financial planning and advisory firm), and Standard Motor Products, Inc. (a manufacturer of engine management and temperature control parts). During the last five years, Mr. Turner also served as a director of Franklin Electronic Publishers, Inc. and New Jersey Resources Corporation (a natural gas and renewable energy services company) and, since 2011 Mr. Turner has been a director of Fine Mark Bank, a non-public commercial/private bank with headquarters in Ft. Myers, Florida. Mr. Turner provides the Board with vast knowledge of finance and accounting gained through his extensive executive experience at leading banking institutions and business, managerial and leadership experience gained from his position as the chief executive officer of a publicly-held company.

James Whitney Mayhew has been Senior Vice President and Chief Financial Officer of the Company since April 2012. He served as Vice President and Interim Chief Financial Officer of the Company from August 2011 to April 2012 and Vice President and Corporate Controller of the Company from June 2010 until August 2011. Prior to joining the Company, Mr. Whitney was a partner with KPMG LLP, a registered independent accounting firm, where he was an auditor for over 21 years serving primarily multi-national SEC registrant clients. Mr. Whitney served as an audit partner for Silicon Valley technology and services companies from 2007 to 2009 and as an audit partner on a four-year international assignment in Asia from 2003 to 2007. Previous to that he served on assignments in Silicon Valley, New York, and Seattle. Mr. Whitney is a Certified Public Accountant and holds a Bachelor of Arts degree in Business Administration with a concentration in Accounting from the University of Washington.

Howard Zimmerman has been the Chief Operating Officer of our North America Staffing operations since November 2012 and has been with Volt for 27 years, having begun his career as a Branch Manager in our San Diego office. He has held various management positions including Regional Manager beginning in 1989, Vice President in 1991, and Senior Vice President in 2001. Prior to joining Volt, Mr. Zimmerman led sales organizations at Memorex, Texas Instruments and ADP from 1978 through 1987. Mr. Zimmerman holds a Bachelor of Arts degree in Marketing from the University of Connecticut.

Richard Herring has been Senior Vice President and Managing Director of Europe and Asia Staffing operations since December 2010 and joined the Company in January 2006 as European Staffing Services Director. Prior to joining the Company he served as a Director of TheSkillsMarket Limited, a software house providing services to recruitment companies, between September 2004 and January 2006. Between August 1988 and July 2004, Mr. Herring worked in various sales and operational capacities at the UK based recruitment company Reed Personnel Services PLC, and was a director of this company between January 1999 and July 2004. Mr. Herring has also served as an elected executive of the UK based trade body the Association of Professional Staffing Companies for two separate terms, 2001 to 2004 and 2007 to 2010, fulfilling the role of chairman in 2009-2010.

Ronald Hurle has been the Chief Operating Officer of our Project-Based Staffing operations since October 2012 and joined the Company in November of 2009 as the Vice President of Client Solutions for our North America Staffing operations. Prior to joining Volt, he served as Vice President and General Manager of IT Operations and Services for Intel Corporation from 2000 until 2009 where he had responsibility for Intel’s IT worldwide infrastructure and operations including data centers, computing resources, communications infrastructure, PC Services, Service Desks and the IT Emergency Response Team. From 1994 to 2000 he served as Director of Operations for CDI Corporation managing large scale outsourced IT operations, and from 1987 to 1994 he was Director of Support Services serving technology implementations for the education industry with NCS.

James Schmitt has been the President of our Computer Systems segment since 2009 and was previously its Chief Operating Officer since he joined the Company in 1997. From 1992 until 1997 he was the Assistant Vice President for Sales and Marketing for the Yellow Page Division of Bell Atlantic, and from 1988 until 1992 he was the Yellow Page Division Sales Manager for National Telephone Directory. From 1983 until 1988 he was the President of DataServ Corporation serving the commercial publishing and directory markets. Mr. Schmitt is a graduate of the Wayne State University Executive Program for Presidents and holds a Bachelor of Science degree in Business Management from Rutgers University.

Louise Ross has been Vice President – Human Resources of the Company since September 2006 and has been employed by the Company in executive capacities in its human resource departments since 1993. Prior to joining Volt, Ms. Ross held various management positions in human resources with extensive experience in program development, compensation/benefits, employee and labor relations and employment law. Ms. Ross was an adjunct professor for the New School University, graduate management program in Human Resources. She also taught compensation and employee benefits for undergraduate programs. She holds a Master’s Degree from the New School University in Human Resources Management along with an undergraduate degree in business management from Marymount Manhattan College.

Corporate Governance

The Company’s business and affairs are managed and under the direction of the Board. Members of the Board are kept informed of the Company’s business through discussions with the Company’s Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. Our Board has standing Audit, Nominating/Corporate Governance, and Compensation Committees. The Company’s policies and procedures with respect to the Board, as well as information regarding the roles and responsibilities of Board committee chairs and their committees, which are comprised solely of independent directors, are set forth in the committee charters and in our Corporate Governance Guidelines, copies of which are available in the Investors & Governance section of the Company’s website, at www.volt.com.

The Board held eight meetings in respect of the fiscal year ended November 3, 2013. No director attended fewer than 75 percent of the aggregate of the total number of meetings of the Board and the total number of meetings of committees of the Board on which such director served.

Audit Committee

The Audit Committee consists of Mark N. Kaplan (Chair), Theresa A. Havell and William H. Turner. Each committee member is financially literate and meets the current independence requirements for Audit Committee membership under both the rules of the SEC and the New York Stock Exchange (the “NYSE”). The Board has determined that Mark N. Kaplan is an “audit committee financial expert” within the meaning of the applicable SEC rules and possesses accounting and related financial management expertise within the meaning of the rules of the NYSE. This determination is based on Mr. Kaplan’s experience as chief executive officer of an investment banking firm, chief operating officer of a public company, former Chairman and current member of the Audit Committee of The City of New York and former Co-Chair of the Audit Advisory Committee of the Board of Education of The City of New York.

The Audit Committee operates under a written charter adopted by our Board. The Audit Committee provides assistance to the Company’s directors in fulfilling the Board’s oversight responsibility as to the Company’s accounting, auditing and financial reporting practices and as to the quality and integrity of the publicly distributed financial reports of the Company. The Audit Committee held 23 meetings in respect of the fiscal year ended November 3, 2013.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee consists of Mark N. Kaplan, Lloyd Frank, Theresa A. Havell (Chair) and William H. Turner. The Nominating/Corporate Governance Committee is comprised entirely of directors determined by the Board to be “independent” for purposes of the NYSE rules.

The Nominating/Corporate Governance Committee operates under a written charter adopted by our Board. The responsibilities of the Nominating/Corporate Governance Committee include: identifying, evaluating and recommending to the Board prospective nominees for director; reviewing the Company’s corporate governance policies and making recommendations to the Board from time to time regarding matters of corporate governance; and reviewing the performance of the Board and its members. The Nominating/Corporate Governance Committee has not established a formal process to identify and evaluate prospective nominees for director. The Nominating/Corporate Governance Committee did not hold any meetings in respect of the fiscal year ended November  3, 2013.

Compensation Committee

The Compensation Committee consists of Mark N. Kaplan, Lloyd Frank, Theresa A. Havell and William H. Turner (Chair). The Compensation Committee is comprised entirely of directors determined by the Board to be “independent” for purposes of the NYSE rules. The Compensation Committee operates under a written charter adopted by our Board. The Compensation Committee is responsible for establishing, implementing and monitoring the Company’s executive compensation policies and program. The Company’s executive compensation program is designed to meet three principle objectives:

•	attract, motivate and retain the talented executives who are a critical component of the Company’s long-term success by providing each with a competitive total compensation package;

•	ensure that executive compensation is aligned with both the short and long-term interests of shareholders; and

•	motivate and reward high levels of team and individual performance.

During fiscal year 2013, the Compensation Committee retained the services of Chernoff Diamond as its compensation advisor with respect to executive compensation matters. The Compensation Committee held 9 meetings in respect of the fiscal year ended November 3, 2013.

Additional information regarding the Compensation Committee and our policies and procedures regarding executive compensation, including the role of compensation advisors and executive officers in recommending executive compensation, is provided below under “Compensation Discussion and Analysis” beginning on page 13.

Board Leadership Structure

Our Chief Executive Officer chairs meetings of our Board, and our Audit Committee Chairman chairs meetings of our independent directors. We believe that combining the positions of Chief Executive Officer and chairing the meetings of our Board is appropriate for our Company and results in operational efficiencies given the size of our Company and the particularly detailed knowledge of our Company’s operations that our Chief Executive Officer develops, which we believe is beneficial for chairing our board meetings. Our independent directors meet regularly without management, including our Chief Executive Officer, and are active in the oversight of our Company. Our Board and each Board committee has access to members of our management and the authority to retain independent legal, accounting or other advisors as they deem necessary or appropriate. Our Chief Executive Officer does not serve on any Board committee, other than the Executive Committee.

Our Audit Committee Chairman, in fulfilling the role of chairing meetings of our independent directors:

•	chairs meetings and executive sessions at which only the independent directors attend;

•	advises our Chief Executive Officer as to the quality, quantity and timeliness of the flow of information from management that is necessary for the independent directors to effectively perform their duties;

•	participates as a member of the Compensation Committee in the conduct of an annual evaluation of the performance of the Chief Executive Officer; and

•	recommends to the Chief Executive Officer the retention of outside advisors and consultants who report directly to the Board.

We believe that our board leadership structure provides an appropriate balance between strong and strategic leadership and independent oversight of our Company, and that our board leadership structure continues to serve the best interests of our Company and stockholders.

Risk Oversight

The Audit Committee of our Board oversees our risk management process. The day-to-day responsibility for our risk management process is the responsibility of our Chief Executive Officer, Senior Vice President and Chief Financial Officer, and our Vice President of Risk Management. Our Senior Vice President and Chief Financial Officer and our Vice President of Risk Management provide periodic updates to the Audit Committee regarding, among other things, risk assessments and actions taken to mitigate risks. In addition, our Director of Internal Audit reports directly to the Chairman of the Audit Committee and provides periodic updates to the Audit Committee regarding risk management issues, particularly those regarding accounting and finance related risks. Periodic updates are also provided to our Board regarding claims against our Company.

Code of Business Conduct and Ethics

The Company has a Code of Business Conduct and Ethics. Directors, officers and all employees of the Company must act in accordance with these policies. The Code of Business Conduct and Ethics requires, among other things, all employees to engage in honest and ethical conduct in performing their duties, provide guidelines for the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, and provide mechanisms to report unethical conduct. Our employees will be held accountable for their adherence to this Code.

Please see the section entitled “Availability of Corporate Governance Documents” below for information on how to view or obtain a copy of our Code of Business Conduct and Ethics.

Corporate Governance Guidelines

As a part of our Board’s commitment to sound corporate governance, our Board has adopted a set of Corporate Governance Guidelines, which guides the operation of the board and its committees. The Nominating and Corporate Governance Committee reviews our Corporate Governance Guidelines at least annually and recommends any changes to our Board for its consideration and approval.

Our Corporate Governance Guidelines cover, among other topics:

•	board structure and composition;

•	director independence;

•	board member nomination and eligibility requirements;

•	board leadership and executive sessions;

•	committees of the board;

•	director responsibilities;

•	board and committee resources, including access to officers, employees and independent advisors;

•	director compensation;

•	director orientation and ongoing education;

•	succession planning; and

•	board and committee self-evaluations.

Please see the section entitled “Availability of Corporate Governance Documents” below for information on how to view or obtain a copy of our Corporate Governance Guidelines.

Availability of Corporate Governance Documents

To learn more about the Company’s corporate governance and to view our Corporate Governance Guidelines, Code of Business Conduct and Ethics, other significant corporate policies and all charters of committees of the Board, please visit the Investors & Governance section of the Company’s website, www.volt.com. Copies of these documents are also available without charge upon request to Volt Information Sciences, Inc., 1065 Avenue of the Americas, New York, New York 10018, Attention: Shareholder Relations. The telephone number for this office is 212-704-7921.

Change in Procedures for Recommending Directors

There have been no material changes to the procedures by which our shareholders may recommend nominees to our Board from those procedures set forth in our Proxy Statement for our 2009 Annual Meeting of

Shareholders, filed with the SEC on February 18, 2009. Shareholders may submit names of qualified director candidates, together with detailed information on the proposed candidates’ backgrounds, to Volt Information Sciences, Inc., 1065 Avenue of the Americas, New York, New York 10018, Attention: Secretary – Director Candidates, for referral to the Nominating/ Corporate Governance Committee for consideration.

Family Relationships

Deborah Shaw, a director of the Company, is the daughter of William Shaw, who co-founded the Company in 1950 and served as its President until his death in March 2006. Deborah Shaw is also the niece of Jerome Shaw, a director of the Company. Bruce G. Goodman, a director of the Company, is the husband of Deborah Shaw’s sister. There are no other family relationships among the executive officers or directors of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Such persons are required by the SEC to furnish the Company with copies of all Section 16(a) forms that they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations from certain reporting persons, all required Section 16(a) filings applicable to its directors, executive officers and greater-than-ten-percent beneficial owners were properly filed during the fiscal year ended November 3, 2013.

AUDIT COMMITTEE REPORT

The Audit Committee met and held discussions with management and the Company’s independent Registered Public Accounting Firm. The Committee has reviewed and discussed the consolidated financial statements with management and the Company’s independent Registered Public Accounting Firm.

The Committee discussed with the independent Registered Public Accounting Firm matters to be discussed as required by the Public Company Accounting Oversight Board (PCAOB), rules of the Securities and Exchange Commission, and other applicable regulations.

In addition, the Committee has reviewed and discussed with the Company’s independent Registered Public Accounting Firm the firm’s independence from the Company and its management. The Audit Committee received from the independent Registered Public Accounting Firm the written disclosures and the letter regarding its independence as required by the PCAOB’s applicable requirements.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended November 3, 2013, as filed with the Securities and Exchange Commission. The Committee and the Board also have recommended, subject to shareholder ratification, the selection of Ernst & Young LLP as the Company’s independent Registered Public Accounting Firm for 2014.

Mark N. Kaplan (Chair)

Theresa A. Havell

William H. Turner

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis (the “CD&A”) describes our executive compensation philosophy and programs, the compensation decisions made under those programs, and the considerations in making those decisions. This CD&A focuses on the compensation of our named executive officers (“2013 Named Executive Officers”) for the fiscal year ending November 3, 2013 (“fiscal year 2013”), who were:

•	Ronald Kochman, President and Chief Executive Officer (CEO);

•	James Whitney, Senior Vice President and Chief Financial Officer;

•	Jerome Shaw, Executive Vice President and Secretary;

•	Howard Zimmerman, Chief Operating Officer, North America Staffing;

•	Richard Herring, Senior Vice President and Managing Director Europe and Asia Staffing; and

•	Thomas Daley, then Senior Vice President and President of North America Staffing.

Mr. Daley served as Senior Vice President and President of North America Staffing and retired December 31, 2012.

Executive Compensation Philosophy

The central objectives of our executive compensation program are designed to (i) attract, retain and reward executive officers who contribute to our long-term success; (ii) align compensation with short- and long-term business results; and (iii) motivate and reward high levels of team and individual performance. These objectives collectively seek to link executive officer compensation to our overall performance, which helps to align the interests of our executives with the interests of our shareholders.

Components of Executive Compensation

During the fiscal year 2013, the principal components of compensation for our Named Executive Officers were:

•	base salary;

•	for some executives, performance-based cash bonuses; and

•	for some executives, long-term cash and/or equity incentives.

These individual compensation elements are intended to create a total compensation package for each Named Executive Officer that we believe achieves our compensation objectives and provides competitive compensation opportunities.

Throughout this CD&A, we refer to the sum of base salary, performance-based cash bonuses and long-term incentives as “total compensation,” and we refer to the sum of base salary and performance-based cash bonuses as “total cash compensation.”

Oversight and Authority over Executive Compensation

Overview

As discussed in more detail below, the Compensation Committee determined the total compensation of the CEO and determined any long-term incentive awards granted to Named Executive Officers based upon the recommendation of the CEO. The CEO was responsible for determining the total cash compensation of the other

Named Executive Officers and for recommending to the Compensation Committee whether any long-term equity incentive awards should be granted to Named Executive Officers.

Role of the Compensation Committee and Compensation Advisor in Determining Compensation

During fiscal year 2013, the Compensation Committee retained the services of Chernoff Diamond as its compensation advisor with respect to executive compensation matters. The Compensation Committee relied on compensation analysis for the CEO, other officers and non-officers generated by the compensation advisor. Upon the request of the Compensation Committee, the compensation advisor attends certain Compensation Committee meetings to provide information and recommendations regarding our executive compensation program. The compensation advisor also provided advice to management on matters to be presented by management to the Compensation Committee. The Compensation Committee generally meets in executive session without any member of management present when discussing compensation matters pertaining to our CEO, and with the CEO when discussing other Named Executive Officers.

The Compensation Committee has determined that its compensation advisor, Chernoff Diamond, is independent and that its work for the Committee does not raise any conflict of interest. The compensation advisor is retained directly by the Compensation Committee. The compensation advisor is also retained by the Company to perform consulting services with respective to executive compensation plans.

The Compensation Committee relied upon its collective judgment in making its decisions regarding the compensation of the CEO and not upon guidelines or formulas or short-term changes in our stock price in determining the amount and mix of compensation elements for the CEO. Key factors that the Compensation Committee considered included the nature and scope of the CEO’s responsibilities, his effectiveness in conducting our business during the prior fiscal year, as applicable, leading initiatives to increase earnings per share, return on net assets and customer satisfaction.

The Compensation Committee determined the total compensation for Mr. Kochman, who served as our CEO throughout fiscal year 2013. The decision was based primarily upon the Compensation Committee’s assessment of the CEO’s performance based on objective criteria, including performance of the business, accomplishment of reported goals and long-term strategic objectives and the development of management, as well as subjective criteria and its assessment of the CEO’s potential to enhance long-term shareholder value, and took account of the terms of Mr. Kochman’s employment agreement, which is described below.

With respect to long-term equity incentives, the Compensation Committee is responsible for making awards to the other Named Executive Officers based upon the recommendation of the CEO. In determining the long-term incentives to be awarded to the other Named Executive Officers, the Compensation Committee considers the CEO’s recommendation, the Named Executive Officers’ cash compensation, the nature and scope of the Named Executive Officers’ responsibilities and their individual performance, and takes account of the terms of the Named Executive Officer’s employment agreement with the Company, if any. Employment agreements with Named Executive Officers are described beginning at page 22 below.

Role of the CEO in Determining Compensation

For all Named Executive Officers, no single component of compensation is emphasized over any other component because of their combined potential to influence Named Executive Officers’ performance. The Compensation Committee understands that Mr. Kochman, as CEO, based his determination of the total cash compensation of the other Named Executive Officers, primarily upon his assessment of the individual officers’ performance and potential to enhance long-term shareholder value. The Compensation Committee understands that Mr. Kochman relied upon his judgment in making his decisions and not upon guidelines or formulas or short-term changes in the Company’s stock price in determining the amount and mix of compensation elements for the other Named Executive Officers.

Base Salary

Base salary is the fixed component of an executive’s annual cash compensation. The objective of base salary is to provide a portion of compensation to the Named Executive Officer that is not “at risk”, and is generally unaffected by fluctuations in the Company’s performance or the market in general. The Compensation Committee has not set a base salary for the CEO at any fixed level as against comparable positions, but instead considers the CEO’s compensation each year based on all of the factors discussed in this CD&A, including, but not limited to, the individual officer’s performance, the officer’s potential to enhance long-term shareholder value, and overall Company performance.

Base salary for our Named Executive Officers, other than the CEO, were primarily determined based upon the general knowledge of the CEO with input and recommendations from the Vice President of Human Resources, and base salaries paid to similarly positioned company executives within the Company, the terms of any contractual arrangements, salaries paid historically, tax and accounting issues and, when appropriate, personal performance as assessed by the Compensation Committee and the CEO. No formulaic base salary adjustments were provided to the Named Executive Officers in fiscal year 2013. Adjustments in base salary for Named Executive Officers are discretionary and are generally considered no more frequently than every 12 months.

The base salary of each of our 2013 Named Executive Officers during fiscal year 2013 was unchanged from their base salary at the end of fiscal year 2012, with the exception of Mr. Zimmerman who received an increase of $67,205 ($325,000 from $257,795) upon his promotion to Chief Operating Officer of North America Staffing.

Annual Cash Bonus

For fiscal year 2013, the determination as to the annual cash bonuses for the CEO was made by the Compensation Committee based on an assessment of his performance during the prior fiscal year, and the determination as to the annual cash bonus of the other Named Executive Officers was primarily made by the CEO based upon the performance of each such Named Executive Officer during the prior fiscal year.

The annual cash bonus provides cash incentives for our Named Executive Officers to focus on annual financial and operating results by placing a portion of total compensation opportunity “at risk.” The Compensation Committee and the CEO, as the case may be, relied upon their judgment and not upon guidelines or formulas or short-term changes in our stock price in determining the amount, if any, of the annual cash bonus. Key factors that are considered include business unit performance and contributions to strategic initiatives of the Named Executive Officer during the prior fiscal year.

With respect to fiscal year 2013, the Company paid to Mr. Kochman a bonus of $575,000, which was his target bonus for fiscal year 2013 under his employment agreement. The factors considered in determining Mr. Kochman’s bonus include completing the Company’s restatement, progress in becoming current in required external reporting, preparing a strategic plan, and revising management compensation to multi-factor management-by-objective plans that are based on business unit and personal contribution to achievement of both short-term and long-term objectives including compliance, financial and operational goals and that reward achievement of performance thresholds rather than each incremental improvement.

Mr. Whitney received a bonus in the amount of $650,000, consisting of $400,000 in annual bonus for fiscal year 2013 (which was equal to his target bonus under his employment agreement) and $250,000 as a special bonus pursuant to the terms of his employment agreement based on his accomplishments in overseeing the Company’s filing with the SEC of a Restated Composite Form 10-K for the fiscal years ending November 2, 2008, November 1, 2009 and October 1, 2010. The factors considered in determining Mr. Whitney’s bonus include completing the Company’s restatement, progress in becoming current in required external reporting, restructuring the Company’s accounting function, and remediating material weaknesses in internal control.

The Company paid Mr. Zimmerman a bonus for fiscal year 2013 of $25,000 for his contributions in improving the organizational structure at a portion of the Company’s staffing business. Mr. Daley received a total of $46,824 for fiscal year 2013 as quarterly incentives and a year-end improvement bonus provided for under his employment agreement with the Company. Mr. Herring received a total of $43,775 for fiscal year 2013 as quarterly incentives and a year-end bonus improvement bonus provided for under his employment agreement with the Company.

Long-Term Incentives

A key component of our executive compensation program is long-term incentives that may be comprised of either cash or equity or a combination of both. The equity portion is granted pursuant to our 2006 Incentive Stock Plan (the “Incentive Plan”). It is the Company’s philosophy that its Named Executive Officers should be rewarded based upon the Company’s financial performance as well as each executive’s contribution to advancing the Company’s business strategy and our long-term performance. The Company believes that an equity ownership stake in the Company is an important component in linking an executive officer’s compensation to our performance and the creation of long-term shareholder value. Grants of restricted stock, restricted stock units and stock options serve to align the interests of the shareholders with those of the Named Executive Officers by incentivizing the Named Executive Officers toward the creation and preservation of long-term shareholder value. Under the Incentive Plan, eligible executive officers may, subject to Compensation Committee oversight and discretion (and, in the case of the CEO, subject to Board input and ratification), receive annual performance-based bonuses in the form of an equity award.

The Company granted 30,000 shares of restricted stock to Mr. Whitney on December 24, 2012 as sign-on equity pursuant to the terms of his employment agreement and, as discussed below, made two awards of restricted shares to Mr. Kochman during fiscal year 2013 as part of his long-term incentive for fiscal years 2012 and 2013. Although the Company has granted stock options to executives and other key employees in the past, the Compensation Committee concluded, when it approved the employment agreements for Mr. Kochman and Mr. Whitney, that stock would be an appropriate form of award for these executives to connect the executives to the Company not only with upside potential reward as the Company’s performance and share value increases, but also to connect the executives as owners in the immediate term. The Compensation Committee also believes that stock fosters an ownership culture and helps motivate peak performance from executives across business cycles, thereby helping to increase stockholder value.

During fiscal year 2013, our common stock was not listed on any national securities exchange and therefore was not actively traded. Under these circumstances, the Compensation Committee concluded that equity awards would not be an effective tool for motivating and retaining key executive talent and, with the exception of the awards to Mr. Kochman and Mr. Whitney, did not make equity awards to any other Named Executive Officer.

Mr. Kochman

The Company granted Mr. Kochman long-term incentive awards of $270,000 in cash and 40,000 shares of restricted stock on each of December 26, 2012 and October 29, 2013 pursuant to the terms of his employment agreement in respect of his performance during fiscal year 2012 and fiscal year 2013, respectively. The cash portion of Mr. Kochman’s award for fiscal year 2012 becomes payable, and the restricted shares vest, in equal amounts on each of the following dates: (a) 100 days after the end of the Company’s 2012 fiscal year, (b) October 30, 2013, and (c) October 30, 2014. Mr. Kochman must remain employed by the Company on each of those dates in order to receive payment or vesting, but his award will vest in full in the event that he is terminated without cause or resigns for good reason within 90 days of a change in control.

Mr. Kochman’s fiscal year 2013 long-term incentive award was conditioned on his achievement of performance targets determined by the Compensation Committee at the start of fiscal year 2013. These targets related to completing the Company’s restatement, progress in becoming current in required external reporting, preparing a strategic plan, and revising management compensation to multi-factor management-by-objective plans that are based on business unit and personal contribution to achievement of both short-term and long-term objectives including compliance, financial and operational goals and that reward achievement of performance thresholds rather than each incremental improvement. The Compensation Committee determined at the end of fiscal year 2013 that Mr. Kochman had achieved the performance targets and authorized granting his full target award. The cash portion of the award will be payable, and the restricted shares will vest, in equal amounts on each of the following dates: (a) fifteen days after the filing date with the SEC of the Company’s annual report on Form 10-K for the fiscal year 2013 (which report was filed on January 31, 2014), (b) October 30, 2014, and (c) October 30, 2015. Payment and vesting of Mr. Kochman’s fiscal year 2013 long-term incentive award is subject to the same continued employment conditions that apply to his long-term incentive award for fiscal year 2012.

Mr. Whitney

Mr. Whitney’s target long-term incentive award for fiscal year 2013 consisted of $400,000 in cash, as provided in his employment agreement. Mr. Whitney’s fiscal year 2013 long-term incentive award was conditioned on his achievement of performance targets determined by the Compensation Committee at the start of fiscal year 2013. These targets related to completing the Company’s restatement, progress in becoming current in required external reporting, restructuring of the Company’s accounting function, and remediating material weaknesses in internal control. The Compensation Committee determined at the end of fiscal year 2013 that Mr. Whitney had achieved the performance targets and authorized granting of the full target award. Mr. Whitney’s award of $400,000 is payable in three equal installments. The first installment became payable 15 days after the filing date with the SEC of the Company’s annual report on Form 10-K for fiscal year 2013 (which report was filed on January 31, 2014); the remaining installments will become payable on October 30, 2014 and October 30, 2015, provided that Mr. Whitney remains employed through the relevant payment date. The award will be paid in full if the Company terminates Mr. Whitney’s employment without cause or he resigns for good reason.

Employment, Termination of Employment and Change-In-Control Agreements

During fiscal year 2013, the Company was a party to employment agreements and severance and retirement agreements with certain of our Named Executive Officers. We utilize such arrangements in order to attract, motivate and retain high caliber talent. None of the employment agreements with our Named Executive Officers contain tax gross-ups. The Compensation Committee and CEO, as applicable, considered these agreements in reaching their compensation decisions. A description of these agreements can be found in “Agreements with 2013 Named Executive Officers” beginning on page 22.

Clawback/Recoupment

We may clawback compensation paid to certain of our Named Executive Officers. The employment agreement with each of Mr. Kochman, Mr. Whitney and Mr. Zimmerman provides that the Company may recover any compensation received that is required to be recovered by the Sarbanes-Oxley Act of 2002 or the Dodd-Frank Act of 2010.

Benefits

General

Our executive officers do not participate in any tax-qualified defined benefit plan sponsored by the Company. We do not provide our executives, including our Named Executive Officers, with special or supplemental defined benefit pension or health benefits. Our Named Executive Officers receive health and welfare benefits under the same programs and subject to the same eligibility requirements that apply to our employees generally.

Deferred Compensation Opportunity Other Retirement Benefits

Our Named Executive Officers are eligible to participate in our 401(k) plan. The Company currently matches 0.5% of the first 2% of eligible pay that employees contribute to the 401(k) plan. The Company also has a non-qualified deferred compensation and supplemental savings plan, which permits eligible employees to defer a portion of their salary. This plan consists solely of participant deferrals and earnings thereon. The Company invests the assets of the plan in mutual funds based upon investment preferences of the participants.

Perquisites

Perquisites represent a minor component of executive compensation. Consistent with the practices of many of our peer group companies, we provide our Named Executive Officers with a small number of perquisites that we believe to be reasonable and competitive. Further detail can be found in footnote 6 of the “Summary Compensation Table” on page 19. No tax gross-up payments are provided in connection with any perquisites.

Other Compensation-Related Matters

Accounting for Share-Based Compensation

The Company accounts for share-based compensation including its restricted stock, restricted stock units and stock option awards in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), Compensation – Stock Compensation.

Impact of Tax Treatment on Compensation

Section 162(m) limits the Company’s tax deduction for compensation in excess of $1 million paid in any one year to its Chief Executive Officer and certain other executive officers unless the compensation is “qualified performance-based compensation.” Payments of bonuses will constitute “qualified performance-based compensation” under the provisions of Section 162(m) if payable on account of the attainment of one or more pre-established, objective performance goals and if certain requirements are met. The Company’s Incentive Bonus Plan and Amended and Restated 2007 Incentive Award Plan were each approved by our shareholders pursuant to the requirements of Section 162(m) and the Company typically intends for awards earned under these plans to qualify for tax deduction. However, the Compensation Committee reserves the right to pay the Company’s employees, including participants in the Incentive Plan, other amounts which may or may not be deductible under Section 162(m) or other provisions of the Internal Revenue Code.

The Compensation Committee considers the anticipated tax treatment to the Company in its review and establishment of compensation programs and awards. The Compensation Committee intends to continue to consider the deductibility of compensation as a factor in assessing whether a particular arrangement is appropriate, given the goals of maintaining a competitive executive compensation system generally, motivating executives to achieve corporate performance objectives and increasing shareholder value.

Compensation Committee Report

The Compensation Committee has reviewed and discussed this Compensation Discussion and Analysis as required by Item 407(e) of Regulation S-K with management and, based on this review and discussion, recommended to the Board that this Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ending November 3, 2013.

Compensation Committee

William H. Turner, Chair

Mark M. Kaplan

Theresa A. Havell

Lloyd Frank

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

The Compensation Committee determines the total compensation of the CEO. The CEO determines the total cash compensation of the other Named Executive Officers with the input and recommendations of the Vice President of Human Resources, and the Compensation Committee awards long-term equity incentives to the other Named Executive Officers on the recommendation of the CEO. All members of the Compensation Committee were independent directors, and no member was an employee or former employee of the Company. During the fiscal year 2013, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Compensation Committee. No member of our Compensation Committee was an officer of the Company during fiscal year 2013. During fiscal year 2013, we paid or accrued $2.5 million, respectively, to Troutman Sanders LLP, at which Lloyd Frank, a member of our Compensation Committee, is Senior Counsel, for services rendered to us and expenses reimbursed.

Fiscal Year 2013 Executive Compensation

Fiscal Year 2013 Summary Compensation Table

The following table provides information concerning the compensation of the 2013 Named Executive Officers for each of the fiscal years ended November 3, 2013, October 28, 2012, and October 30, 2011. The Company’s fiscal year ends on the Sunday nearest October 31st. The 2013 fiscal year consists of 53 weeks while the 2012 and 2011 fiscal years consisted of 52 weeks. In the column “Salary,” we disclose the amount of base salary paid to the 2013 Named Executive Officers during the fiscal year.

Fiscal Year 2013 Summary Compensation Table

Name and Principal Position	Year	Salary $ (1)	Bonuses $ (2)		Stock Awards $ (3)	Option Awards $ (4)	Non-Equity Incentive Plan Compensation $ (5)	All Other Compensation $ (6)	Total $
Ronald Kochman	2013	584,890	575,000		600,000	—	180,000	6,882	1,946,772
President and Chief Executive Officer	2012	416,189	287,500	(7)	—	—	—	4,684	708,373

James Whitney	2013	407,692	650,000		187,500	—	—	5,434	1,250,626
Senior Vice President and Chief Financial Officer	2012	400,000	381,250		—	—	—	5,924	787,174
	2011	322,692	127,083		—	80,889	—	3,742	534,406

Jerome Shaw	2013	526,947	—		—	—	—	46,347	573,294
Executive Vice President and Secretary	2012	517,005	—		—	—	—	11,203	528,208
	2011	517,005	—		—	—	—	12,586	529,591

Howard Zimmerman	2013	262,753	25,000		—	—	362,247	11,372	661,372
Chief Operating Officer, North America Staffing

Richard Herring	2013	306,890	—		—	—	43,775	24,179	374,844
Senior Vice President and Managing Director Europe & Asia Staffing (8)

Thomas Daley	2013	75,670	—		—	—	46,824	281,410	403,904
Former Senior Vice President	2012	347,984	—		—	—	107,922	11,692	467,598
	2011	347,984	—		—	—	111,252	11,218	470,454

(1)	Represents the amount of base salary paid to the 2013 Named Executive Officers during the 2013 fiscal year. The 2013 base salary amounts for Mr. Kochman and Mr. Whitney exceed the contractual base salaries ($575,000 and $400,000, respectively) because Fiscal Year 2013 consisted of 53 weeks rather than 52 weeks. For Mr. Daley, this columns reports salary paid through his retirement date of December 31, 2012.

(2)	The amounts in this column are the gross amounts of the Named Executive Officer’s performance bonus for 2013. For an explanation of how such bonuses were determined, see “Annual Cash Bonus” in Compensation Discussion and Analysis beginning on page 13.
(3)	Amounts shown in the Stock Awards column reflect the aggregate grant date fair value of restricted stock granted to our Named Executive Officers with respect to the 2013 fiscal year in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. For a discussion of valuation assumptions, see Note 14, in our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended November 3, 2013. No Named Executive Officer received grants of stock awards during 2011 or 2012. The 2013 amount for Mr. Kochman includes awards as part of his long-term incentive for fiscal year 2012 and 2013.
(4)	No Named Executive Officer received grants of stock options during the 2013 fiscal year. Amounts reported for previous years reflect the aggregate grant date fair value computed in accordance with ASC Topic 718, excluding the amount of estimated forfeitures.
(5)	For Mr. Kochman, represents amounts earned under 2012 long-term incentive awards provided for under the terms of Mr. Kochman’s employment agreement. See “Agreements with 2013 Named Executive Officers – Ronald Kochman”. For Mr. Zimmerman, represents quarterly incentives and a year-end improvement bonus provided for under the terms of Mr. Zimmerman’s employment agreement. See “Agreements with 2013 Named Executive Officers – Howard Zimmerman”. For Mr. Herring, represents quarterly incentives and a year-end improvement bonus provided for under the terms of Mr. Herring’s employment agreement. See “Agreements with 2013 Named Executive Officers – Richard Herring”. For Mr. Daley, represents quarterly incentives and a year-end improvement bonus provided for under the terms of Mr. Daley’s employment agreement. See “Agreements with 2013 Named Executive Officers -Thomas Daley”.
(6)	Amounts for 2013 consisted of (a) premiums under the Company’s group life insurance policy of $622 for each of Ronald Kochman, James Whitney and Howard Zimmerman, $999 for Jerome Shaw and $120 for Thomas Daley; (b) the Company’s contribution under the Company’s 401(k) plan of $2,500 each for Ronald Kochman, James Whitney, Jerome Shaw, Howard Zimmerman and $690 for Thomas Daley, and contributions of $6,138 to a UK retirement scheme for Richard Herring; (c) automobile allowances and expenses related to Company owned or leased automobiles of $19,241 for Jerome Shaw, $17,178 for Richard Herring, $8,250 for Howard Zimmerman and $3,393 for Thomas Daley; (d) transportation expenses of $23,607 for Jerome Shaw; (e) entertainment expenses of $3,760 for Ronald Kochman and $2,312 for James Whitney; (f) miscellaneous expenses of $863 for Richard Herring; (g) $17,207 for an automobile gifted to Thomas Daley in connection with his retirement; and (h) a payment of $260,000 for Thomas Daley pursuant to his Retirement Agreement.
(7)	Mr. Kochman’s Bonus and Total Compensation amounts for fiscal year 2012 reflect a downward adjustment of $60,000 from the amounts reported in the Company’s Annual Report on Form 10-K for fiscal year 2012, and this amount is instead included in the amounts reported as Non-Equity Incentive Plan Compensation for fiscal year 2013.
(8)	All amounts in this row relating to Mr. Herring have been converted into US dollars from British pound sterling assuming an exchange rate of 1.5616, which is the average British pound sterling to US dollar exchange rate over fiscal year 2013 as reported by the Wall Street Journal.

Fiscal Year 2013 Grants of Plan-Based Awards

The table below provides information regarding awards made by the Compensation Committee in fiscal year 2013. The values shown below for equity awards to Mr. Kochman and Mr. Whitney are each equity award’s grant date fair value as determined under applicable accounting standards.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards (1)
		Threshold	Target	Maximum
Ronald Kochman	12/26/2012(2)	—	$270,000	—	40,000	$250,000
	10/29/2013	—	—	—	40,000	$350,000
James Whitney	12/24/2012(3)	—	$400,000	—	30,000	$187,500

(1)	The dollar amount shown reflects the aggregate grant date fair value of restricted stock awards calculated in accordance with FASB ASC Topic 718.
(2)

Pursuant to the terms of his employment agreement, Mr. Kochman received an award of 40,000 shares of restricted stock as a long-term incentive award in respect of fiscal year 2012, and a long-term incentive award for fiscal year 2013 with a target amount of $270,000 in cash and 40,000 shares of restricted stock contingent on Mr. Kochman’s achievement of objective goals and targets determined by the Compensation Committee. At the end of fiscal year 2013, the Compensation Committee confirmed the award to Mr. Kochman in the target amount. The relevant performance goals and targets, payment and vesting terms for Mr. Kochman’s fiscal year 2013 long-term incentive awards are described in the Compensation Discussion and Analysis beginning on page 13.
(3)	Pursuant to the terms of his employment agreement, Mr. Whitney received in respect of fiscal year 2013 an incentive award with a target amount of $400,000 in cash contingent on Mr. Whitney’s achievement of objective goals and targets determined by the Compensation Committee. The relevant performance goals and targets are described in the Compensation Discussion and Analysis beginning on page 13. In addition, Mr. Whitney received on December 24, 2012 an award of 30,000 restricted shares of Volt common stock as sign-on equity.

Fiscal Year 2013 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning shares of our common stock subject to unexercised stock options and equity incentive plan awards held at November 3, 2013 by the 2013 Named Executive Officers:

	Option Awards (1)				Stock Awards (2)
Name	Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price $	Option Expiration Date	Number of Shares or Units that Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested $
Ronald Kochman	6,400	1,600	6.390	4/6/2019	53,334	(2)	458,672
James Whitney	2,000	3,000	10.560	5/11/2021	20,000	(3)	172,000
Jerome Shaw	6,400	1,600	6.390	4/6/2019	—		—
Howard Zimmerman	4,800	1,200	6.390	4/6/2019	—		—
Richard Herring	3,200	800	6.390	4/6/2019	—		—
Thomas Daley	4,800	—	6.390	4/6/2019	—		—

(1)	Represents options granted to each of the 2013 Named Executive Officers. Each option has a ten year term, subject to earlier termination in the event of the termination of the optionee’s employment. All options vest in equal installments over a five year period.
(2)	On December 26, 2012, Mr. Kochman received an award of 40,000 restricted shares of Volt Common stock as part of his long-term incentive award for fiscal 2012. 13,333 of such shares vested 100 days after the end of the Company’s 2012 fiscal year and an additional 13,333, vested on October 31, 2013; the remaining 13,334 shares are scheduled to vest on October 31, 2014, but will vest immediately if, within 90 days of a Change of Control, the Company terminates Mr. Kochman’s employment without cause or he resigns for good reason, as such terms are defined in his employment agreement. In addition, pursuant to this employment agreement, Mr. Kochman received an award of an additional 40,000 restricted shares of Volt common stock on October 29, 2013 as part of his long-term incentive award for fiscal year 2013. All restricted shares included in Mr. Kochman’s 2013 long-term incentive award were unvested as of November 3, 2013.
(3)	On December 24, 2012, Mr. Whitney received an award of 30,000 restricted shares of Volt common stock as sign-on equity pursuant to the terms of his employment agreement. 10,000 of such restricted shares vested on June 30, 2013 and the remaining 20,000 shares are scheduled to vest in equal installments on June 30, 2014 and June 30, 2015. All shares vest if the Company terminates Mr. Whitney’s employment without cause or he resigns for good reason, as such terms are defined in his employment agreement.

Fiscal Year 2013 Option Exercises and Stock Vested

The following table contains information about restricted stock held by the applicable Named Executive Officers that vested during 2013. No options were exercised by our Named Executive Officers in fiscal year 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired On Vesting (#)	Value Realized on Vesting ($) (1)
Ronald Kochman	—	—	26,666	$223,328
James Whitney	—	—	10,000	$72,000

(1)	Determined by multiplying the shares of stock that vested during the 2013 fiscal year by the closing market price of our common stock on the respective vesting dates, but excluding any tax obligations incurred in connection with such vesting.

Fiscal Year 2013 Pension Plan Benefits

In fiscal year 2013, our Named Executive Officers did not participate in any pension plans providing for payment or other benefits at, following or in connection with retirement.

For certain payments and benefits to which our 2013 Named Executive Officers became or would become entitled upon retirement or other specified terminations of employment, please see the sections “Agreements with 2013 Named Executive Officers” and “Potential Payments Upon Termination or Change in Control as of November 3, 2013”.

Fiscal Year 2013 Nonqualified Deferred Compensation

The Company sponsors the Volt Information Sciences, Inc. Deferred Compensation and Supplemental Savings Plan (the “Deferred Compensation Plan”) under which eligible employees may elect to defer up to 20% of their cash compensation. Benefit entitlements under the Deferred Compensation Plan are unfunded, unsecured deferred compensation obligations of the Company. Participants generally may direct the manner in which their accounts under the Deferred Compensation Plan are notionally allocated to the available investment funds, which are, generally, publicly traded mutual funds and collective investment trusts. Participant accounts are vested at all times. The Company does not contribute to or otherwise supplement employee deferrals under the Deferred Compensation Plan.

James Whitney is the only one of our 2013 Named Executive Officers who participates in the Deferred Compensation Plan. The following table shows the executive or company contributions, earnings, withdrawals, and fiscal year-end account balance for Mr. Whitney.

Name	Plan Name	Aggregate Balance at Beginning of Year $	Executive Contributions in Last FY $ (1)	Company Contributions in Last FY $	Aggregate earnings in Last FY $	Aggregate Withdrawals/ Distributions $	Aggregate Balance at Last FYE $
James Whitney	Volt Information Sciences, Inc. Deferred Comp and Supplemental Savings Plan	10,613	6,539	—	4,419	—	21,571

(1)	Executive’s contributions are reported in the 2013 Summary Compensation Table.

Agreements with 2013 Named Executive Officers

Ronald Kochman

In connection with his appointment as President and CEO, the Company entered into an agreement with Ronald Kochman, effective May 1, 2012. The agreement provides for a base salary at the annual rate of

$575,000, which may be increased but not decreased in the Company’s discretion. Mr. Kochman was eligible, under the terms of his agreement, to earn an annual bonus for fiscal year 2013 with a target of 100% of his base salary, based on his achievement of criteria developed by the Compensation Committee.

The agreement also provides for a long-term incentive award in recognition of Mr. Kochman’s performance for fiscal year 2012 comprised of $270,000 in cash and 40,000 shares of restricted stock. The cash portion of the award will be payable, and the restricted shares will vest, in equal amounts on each of the following dates: (a) 100 days after the end of the Company’s 2012 fiscal year, (b) October 30, 2013, and (c) October 30, 2014, provided that Mr. Kochman remains employed by Volt on each of those dates. The award will vest in full in the event that Mr. Kochman is terminated without cause or resigns for good reason within 90 days of a change in control.

In addition, the agreement provides for a long-term incentive award for fiscal year 2013 that was contingent on Mr. Kochman’s achievement of performance goals and targets determined by the Compensation Committee. The fiscal year 2013 long-term incentive award as approved by the Compensation Committee was comprised of $270,000 in cash and 40,000 shares of restricted stock. The cash portion of the award will be payable, and the restricted shares will vest, in equal amounts on each of the following dates: (a) fifteen days after the filing date with the SEC of the Company’s annual report on Form 10-K for fiscal year 2013 (which report was filed on January 31, 2014), (b) October 30, 2014, and (c) October 30, 2015, provided that Mr. Kochman remains employed by Volt on each of those dates. The award will vest in full in the event that Mr. Kochman is terminated without cause or resigns for good reason within 90 days of a change in control. After 2013, Mr. Kochman will be eligible to earn target annual bonuses and long-term incentive awards as determined by the Compensation Committee.

The employment agreement with Mr. Kochman provides for “at-will” employment, but requires at least sixty days’ written notice of termination by the Company without “cause” or by Mr. Kochman with or without “good reason” (as such terms are defined in the employment agreement). Upon termination of employment by the Company without cause or by Mr. Kochman for good reason, Mr. Kochman will be entitled to (1) continued payment of base salary and continued medical benefits for 24 months and (2) if his termination date falls within fiscal year 2013, payment of a pro rata amount of his bonus for 2013. Had Mr. Kochman been terminated on November 3, 2013, the aggregate amount of his severance entitlement under his employment agreement would have been approximately $1,725,000, representing 24 months of base salary at an annual rate of $575,000 plus his fiscal year 2013 bonus of $575,000 which had not yet been paid as of November 3, 2013. Upon termination without cause or for good reason, Mr. Kochman is also entitled to the cost of medical benefit continuation during the 24 month salary continuation period (approximate value of $36,468). The Company may condition receipt of these severance benefits upon Mr. Kochman’s execution of a release of claims against the Company. Upon termination of employment for any other reason, Mr. Kochman is entitled under his employment agreement only to payment of his accrued but unpaid salary and any unused accrued vacation.

The employment agreement contains non-competition and non-solicitation covenants that apply during employment and for one year following termination of employment.

James Whitney

In connection with his appointment as Chief Financial Officer, the Company entered into an agreement with James Whitney, effective July 1, 2012. The agreement provides for a base salary at the annual rate of $400,000, which may be increased but not decreased in the Company’s discretion. In connection with Mr. Whitney’s entry into the employment agreement and in recognition of his past service with the Company, the employment agreement provides for an award of 30,000 shares of restricted stock which vests in three equal annual installments through June 30, 2015. The award will vest in full immediately in the event that the Company terminates Mr. Whitney’s employment without cause or he resigns for good reason, as such terms are defined in his employment agreement.

For fiscal year 2013, Mr. Whitney earned a long-term incentive award of $400,000, payable in cash in three installments. The first installment became payable 15 days after the filing date with the SEC of the Company’s annual report on Form 10-K for fiscal year 2013 (which report was filed on January 31, 2014); the remaining installments will vest on October 30, 2014 and October 30, 2015, provided that Mr. Whitney remains employed through the relevant payment date. The award will paid in full if the Company terminates Mr. Whitney’s employment without cause or he resigns for good reason.

For fiscal year 2013, Mr. Whitney’s agreement provides for an annual bonus with a target of 100% of his base salary. Mr. Whitney was also eligible to earn a special bonus of up to $750,000. The special bonus was earned in one-third installments upon the Company’s filing with the SEC of: (a) its Restated Composite Form 10-K for the fiscal years ending November 2, 2008, November 1, 2009 and October 31, 2010 (which filing was made on April 9, 2013); (b) its annual report on Form 10-K for the fiscal year ending October 31, 2011 (which filing was made on November 15, 2013); and (c) its annual report on Form 10-K for the fiscal year ending October 28, 2012 (which filing was made on November 15, 2013). For fiscal year 2014 and beyond, Mr. Whitney will be eligible to earn target annual bonuses and long-term incentive awards as determined by the CEO and approved by the Compensation Committee.

The employment agreement with Mr. Whitney provides for “at-will” employment, but requires at least thirty days’ written notice of termination by the Company without cause or by Mr. Whitney with or without good reason. Upon termination of employment by the Company without cause or by Mr. Whitney for good reason, Mr. Whitney will be entitled to (1) a lump sum payment equal to one year of base salary, (2) the payment of any earned but unpaid bonus and (3) if Mr. Whitney elects to continue to participate in Company sponsored group health plans, payment of six months’ of COBRA continuation coverage, less the amount Mr. Whitney would pay for such coverage if he were still an employee of the Company. Had Mr. Whitney’s employment terminated on November 3, 2013 under such circumstances (that is, by the Company without cause or by Mr. Whitney for good reason), he would have been entitled to payment equal to $800,000, representing one year of base salary $400,000 plus his fiscal year 2013 bonus of $400,000 which had not been paid as of November 3, 2013; he would also have been entitled to $9,117, which represents six months of COBRA continuation coverage. Upon termination of employment for any other reason, Mr. Whitney is entitled under this employment agreement only to payment of his accrued but unpaid salary and any unused accrued vacation.

The employment agreement contains non-competition and non-solicitation covenants that apply during employment and for six months following termination of employment.

Jerome Shaw

The Company is a party to an employment agreement with Jerome Shaw dated May 1, 1987 and amended January 3, 1989. The employment term under his agreement continues until the April 30 that is five years after notice is given by either the Company or Jerome Shaw to terminate his employment. The agreement also provides for service thereafter for the remainder of Jerome Shaw’s life as a consultant to the Company for annual consulting fees equal to 75% of his then current base salary for the first ten years of the consulting period and 50% of the base salary for the remainder of the consulting period. If Mr. Shaw’s termination of employment occurred on November 3, 2013, his applicable base salary would have been $517,005. The employment agreement permits Jerome Shaw to accelerate the commencement of the consulting period if a “change in control,” as described below, of the Company occurs or if the Company’s office where Jerome Shaw presently performs his principal services is relocated to a different geographical area.

Upon the death of Jerome Shaw, the Company will pay to his beneficiary an amount equal to three times his annual base salary at the date of death if his death occurred while employed as an executive, 2.25 times his annual base salary at the end of his employment as an executive if his death occurred during the first ten years of the consulting period or 1.5 times his annual base salary at the end of his employment as an executive if his death occurred during the remainder of the consulting period. In the event that Jerome Shaw had died on November 3, 2013, his beneficiary would have been entitled to receive $1,551,015 from the Company. The amount would be payable over three years following his death.

Under his employment agreement, Jerome Shaw is prohibited from engaging in any business competitive with the Company, competing with the Company for its customers or encouraging employees of the Company to leave their employment. These restrictions apply for the duration of the agreement and for one year thereafter if Jerome Shaw’s employment shall have been terminated by the Company for “cause,” as defined in the agreement. Jerome Shaw will not be subject to these restrictions after a “change in control” of the Company occurs if, during his consulting period, he elects to terminate his employment agreement and relinquish any further payments or other benefits thereunder.

The agreement provides that a change in control shall be deemed to occur (1) if there is a change in the possession, direct or indirect, of the power to direct or cause the direction of the management of the policies of the Company, whether through the ownership of voting securities, by contract or otherwise, (2) if any person other than Jerome Shaw becomes a beneficial owner, directly or indirectly, of securities representing more than 25% of the Company’s then outstanding securities having the right to vote in the election of directors, (3) when individuals who are members of the Board at any one time shall immediately thereafter cease to constitute at least three-fourths of the Board, when a majority of the Board elected at any annual or special meeting of shareholders are not individuals nominated by the Company’s incumbent Board, (4) if the shareholders of the Company approve a merger or consolidation of the Company with any other corporation other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent at least 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (5) if the shareholders of the Company approve a plan of complete liquidation or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

Howard Zimmerman

The Company is a party to an employment agreement with Howard Zimmerman, dated October 29, 2013. The agreement provides for a base salary at the annual rate of $325,000, which may be adjusted from time to time in the Company’s discretion. Mr. Zimmerman, under the terms of his agreement, is eligible to participate in the applicable Company incentive plan, as in effect from time to time. In addition, for the fourth quarter of fiscal year 2013, Mr. Zimmerman is eligible, under the terms of his agreement, to earn an incentive bonus dependent on business unit performance and contributions to strategic initiatives, which will be paid in fiscal year 2014. Mr. Zimmerman’s employment agreement provides that his fiscal year 2013 compensation (which includes base salary, previously paid incentives awards and bonuses, and the fourth quarter incentive bonus) shall not exceed $650,000 in the aggregate.

The employment agreement with Mr. Zimmerman provides for “at will” employment, but generally requires at least ten days’ written notice of termination by the Company without “cause” or by Mr. Zimmerman with or without “good reason” (as such terms are defined in the employment agreement). Upon termination of employment by the Company without cause or by Mr. Zimmerman for good reason, Mr. Zimmerman will be entitled to, subject to the execution of a release of claims against the Company and, if requested, an exit interview as the Company may designate, (1) continued payment of base salary and continued medical benefits for six months or continued payment of base salary for 12 months in the event of a “change in control” (as such term is defined in the employment agreement), and (2) any earned incentive payment, based on pre-established target amounts for such year, prorated to account for days worked during the year of termination.

Had Mr. Zimmerman been terminated on November 3, 2013, the aggregate amount of his severance entitlement under his employment agreement would have been approximately $270,079, representing (i) six months of base salary ($162,500 at an annual rate of $325,000), (ii) $9,117, which represents six months of COBRA continuation coverage, and (iii) $98,462, the fourth quarter incentive bonus, which had not yet been paid as of November 3, 2013. Upon termination of employment for any other reason, Mr. Zimmerman is entitled under his employment agreement only to payment of his accrued but unpaid salary and any unused accrued vacation.

The employment agreement contains non competition and non solicitation covenants that apply during employment and for one year following termination of employment.

Richard Herring

Volt Europe Limited, a wholly-owned subsidiary of the Company, is a party to an employment agreement with Richard Herring, dated November 3, 2010, for his employment as Senior Vice President and Managing Director of Europe and Asia Staffing operations of the Company. The agreement provides for a base salary at the annual rate of £189,877 (or $296,511 assuming an exchange rate of 1.5616 (the average British pound sterling to US dollar exchange rate over fiscal year 2013 as reported by the Wall Street Journal)), which may be adjusted from time to time in the Company’s discretion.

Mr. Herring, under the terms of his agreement, is eligible to participate in the applicable Company incentive plan, as in effect from time to time, whereby any quarterly incentives will be earned based upon the net operating profit attributable to Volt Europe and Volt Asia at 2.25% of such amount. In addition, Mr. Herring is eligible, under the terms of his agreement, to earn a year-end improvement bonus based upon the increase of the aggregate net operating profit attributable to Volt Europe and Volt Asia for the fiscal year. For purposes of determining the improvement bonus, the Company fiscal year net operating profit for the Volt Europe and Volt Asia was comprised of the aggregate monthly net operating profit for each specified segment of Volt Europe and Volt Asia during the current fiscal year, as compared with the immediately preceding fiscal year for the same segments. If the current Volt Europe and Volt Asia fiscal year net operating profit was a positive number and exceeded the preceding fiscal year’s aggregate net operating profit by 5% or more, then Mr. Herring is entitled to 2% of the net operating profit improvement.

The employment term under Mr. Herring’s agreement continues until at least six months’ notice is given by either the Company or Mr. Herring to terminate employment or Mr. Herrring’s employment is otherwise terminated. Notwithstanding the six month notice generally required, the Company may terminate Mr. Herring’s employment without notice in the event of serious, persistent and/or gross misconduct, or at its discretion opt to make payments representing salary in lieu of notice. Under the agreement, the Company may require Mr. Herring to remain at home on ‘garden leave’ where he would not be required to report for work. During any such garden leave, Mr. Herring is not permitted to engage in any other form of business or employment and must make himself available for work at the Company’s request in exchange for which the Company is required to pay Mr. Herring his base salary and all other benefits, as in effect at the time of such leave.

Had Mr. Herring been terminated on November 3, 2013, the aggregate amount of his severance entitlement under his employment agreement would have been approximately £94,939 (or $148,256 assuming an exchange rate of 1.5616 (the average British pound sterling to US dollar exchange rate over fiscal year 2013 as reported by the Wall Street Journal)), representing six months of base salary in addition to any other statutory amounts required under U.K. law.

The employment agreement contains non poaching and non solicitation covenants that apply during employment and for one year following termination of employment and confidentiality covenants that apply during employment and for five years following termination of employment.

Thomas Daley

Mr. Daley retired effective as of December 31, 2012. Prior to his retirement, the Company was a party to an employment agreement with Thomas Daley for his employment as a Senior Vice President of the Company. The agreement provided for an annual base salary, which was subject to increases by the Company in its sole discretion. In addition to his base salary, Mr. Daley was entitled to quarterly incentives based upon the aggregate profit and loss statements for certain specified segments of the Company at .27% of the aggregate net income for such segments. Such incentives were paid through the last fiscal quarter actually worked by Mr. Daley prior to his termination. Mr. Daley’s agreement also provided for a year-end improvement bonus based upon the increase of the aggregate net income for all of the specified segments for the fiscal year. For purposes of determining the improvement bonus, the Company fiscal year net income for the specified segments was comprised of the aggregate monthly net incomes for each specified segment of the Company during the current fiscal year, as compared with the immediately preceding fiscal year for the same segments. If the current Company fiscal year net income was a positive number and exceeded the preceding fiscal year’s aggregate net income by 5% or more, then Mr. Daley was entitled to 1% of the net income improvement. In connection with his retirement, the Company and Mr. Daley entered into a Retirement Agreement, Waiver and General Release, pursuant to which the Company made a payment to Mr. Daley of $260,000 in consideration for his execution of a general release in favor of the Company and of agreements by Mr. Daley relating to confidentiality, continued assistance on Company matters and non-disparagement.

Potential Payments Upon Termination or Change in Control as of November 3, 2013

Upon a change in control of the Company as of November 3, 2013, each of the Named Executive Officers would have been entitled to accelerated vesting of the unvested non-qualified stock options that were granted on April 7, 2009. The net value of this acceleration to Ronald Kochman and Jerome Shaw determined by multiplying the 1,600 stock options granted to each that remained unvested as of November 3, 2013 by the difference between fair market value of our common stock (which was $8.60 as the close of trading on November 1, 2013) and applicable option exercise price of $6.39, would have been $3,536. The net value of this acceleration to Howard Zimmerman, determined by multiplying the 1,200 stock options granted to him that remained unvested as of November 3, 2013 by the difference between fair market value of our common stock (which was $8.60 as the close of trading on November 1, 2013) and applicable option exercise price of $6.39, would have been $2,652. The net value of this acceleration to Richard Herring, determined by multiplying the 800 stock options granted to him that remained unvested as of November 3, 2013 by the difference between fair market value of our common stock (which was $8.60 as the close of trading on November 1, 2013) and applicable option exercise price of $6.39, would have been $1,768.

For a description and quantification of the payments and benefits to which Mr. Kochman, Mr. Whitney, Mr. Zimmerman and Mr. Herring would be entitled upon termination of employment, please refer to “Agreements with 2013 Named Executive Officers” beginning on page 22.

The employment agreement with Jerome Shaw provides that, following termination of Jerome Shaw’s employment for any reason, he will serve for the remainder of his life as a consultant to the Company for annual consulting fees equal to 75% of his then current base salary for the first ten years of the consulting period and 50% of the base salary for the remainder of the consulting period. If his termination of employment occurred on November 3, 2013, his applicable base salary would have been $517,005. Further, in the event of a change in control of the Company or if the Company’s office where Jerome Shaw performs his principal services is relocated to a different geographical area, Jerome Shaw may accelerate the commencement of the consulting period. Jerome Shaw’s employment agreement also provides for certain benefits upon his death. In the event that Jerome Shaw had died on November 3, 2013, his beneficiary would have been entitled to receive $1,551,015 from the Company.

No other amounts would have been payable to our Named Executive Officers upon termination or change in control as of November  3, 2013.

2013 Director Compensation

The following table presents the total compensation for each person who served as a non-employee member of the Board for the fiscal year ended November 3, 2013. As reflected in the table, each director of the Company who is not an officer or employee of the Company receives a director’s fee at an annual rate of $55,000, and is reimbursed for reasonable out-of-pocket expenses related to his or her services. The Chairs of the Audit Committee, the Compensation Committee and the Nominating/Governance Committee each receive an additional $5,000 per annum.

In addition to the annual fees described above, effective December 14, 2009, the Chair of the Audit Committee receives $2,000 for each meeting of the Audit Committee he attends, each other member of the Audit Committee receives $1,500 for each meeting of the Audit Committee he or she attends, and each director who is not an officer or employee of the Company or a member of the Audit Committee receives $750 for each meeting of the Board he or she attends.

Director Compensation
Name	Fees Earned or Paid in Cash (1)
Lloyd Frank	$61,000
Bruce G. Goodman	61,000
Theresa A. Havell	102,000
Mark N. Kaplan	114,000
Deborah Shaw	61,000
Steven A. Shaw	54,275
William H. Turner	98,250

(1)	Includes additional amounts paid for meetings attended in fiscal year 2013 in the amounts of $54,000 for Mark Kaplan, $42,000 for Theresa Havell, $38,250 for William Turner, $6,000 each for Lloyd Frank, Bruce Goodman and Deborah Shaw and $4,500 for Steven Shaw.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information, as of February 1, 2014 (except as described in the footnotes to the following table), with respect to the beneficial ownership of our common stock, our only class of voting or equity securities, by (a) each person who is known to us to own beneficially more than five percent of the outstanding shares of our common stock, (b) each of the Named Executive Officers, (c) each of our directors, and (d) all current executive officers and directors as a group. Unless otherwise indicated, the address for each individual listed below is c/o Volt Information Sciences, Inc., 1065 Avenue of Americas, New York, New York, 10018.

Name of Beneficial Owner	Shares of Common Stock (1)		Shares That May be Acquired Within 60 Days (2)	Percent of Class
Five Percent Shareholders (other than Named Executive Officers and Directors):
Steven A. Shaw	1,753,974	(3)	6,400	8.44%
Linda Shaw	1,391,095	(4)	—	6.67%
Michael Shaw	1,111,484	(5)	—	5.33%
Glacier Peak Capital LLC	1,929,422	(6)	—	9.25%
Canton Holdings, L.L.C.	1,819,715	(7)	—	8.73%
Dimensional Fund Advisors, LP	1,369,899	(8)	—	6.57%
Named Executive Officers and Directors:
Jerome Shaw	2,481,429	(9)	6,400	11.93%
Deborah Shaw	2,149,839	(10)	2,400	10.32%
Bruce G. Goodman	641,754	(11)	2,400	3.09%
Ronald Kochman	81,076	(12)	6,400	*
Lloyd Frank	66,554	(13)	2,400	*
James Whitney	30,000	(14)	2,000	*
Theresa A. Havell	6,500		2,400	*
Howard Zimmerman	3,321		4,800	*
James Schmitt	125	(15)	7,800	*
Mark N. Kaplan	5,000		2,400	*
Thomas Daley	—		4,800	*
William H. Turner	2,000		2,400	*
Richard Herring	—		3,200	*
All executive officers and directors as a group (15 persons)	4,792,622		56,200	23.19%

*	Less than 1%
(1)	Except as noted, the named beneficial owners have sole voting and dispositive power with respect to their beneficially owned shares.
(2)	The shares underlying all equity awards that may be exercised within 60 days are deemed to be beneficially owned by the person or persons for whom the calculation is being made and are deemed to have been exercised for the purpose of calculating this percentage, including the shares underlying options where the exercise price is above the current market price.
(3)	Includes (i) 14,216 shares held by the Steven Shaw as the sole trustee of trusts for the benefit of two nephews of Steven Shaw; (ii) 54,054 shares owned by Steven Shaw, Lloyd Frank (a director of the Company) and Michael Shaw (Steven Shaw’s brother) as trustees of a trust for the benefit of two of Steven Shaw’s nephews, as to which shares Steven Shaw may be deemed to have shared voting and investment power. The inclusion of shares in clauses (i) and (ii) is not an admission of beneficial ownership of those shares by Steven Shaw.
(4)

Includes (i) 63,956 shares owned by Linda Shaw, Bruce Goodman (her husband and a director of the Company) and Deborah Shaw (her sister and a director of the Company) as trustees of trusts for the benefit of the children of Linda Shaw, as to which shares Linda Shaw has shared voting and investment power; and (ii) 5,749 shares held by the William and Jacqueline Shaw Family Foundation, Inc., a charitable foundation of which Linda Shaw, Deborah Shaw and a daughter of Deborah Shaw are the directors, as to which shares Linda Shaw has shared voting and investment power. The inclusion of the shares in clauses (i) and (ii) is not an admission of beneficial ownership of those shares by Linda Shaw. Does not include (a) 19,244 shares owned by Bruce Goodman, individually; (b) 2,400 shares underlying a stock option held by Bruce Goodman that were granted to him by the Company as a director of the Company; (c) 1,500 shares held by Bruce Goodman as trustee of an irrevocable trust for the benefit of a child of Bruce Goodman; and (d) 557,054 shares are owned by trusts for the benefit of Linda Shaw’s children, of which trusts Deborah Shaw and Bruce Goodman are co-trustees. The address for Linda Shaw is Shepherd Kaplan LLC c/o Bruce Goodman, 125 Summer Street, Boston, MA 02110.
(5)	Includes (i) 373,753 shares owned jointly by Michael Shaw and his wife; (ii) 54,054 shares owned by Michael Shaw, Lloyd Frank and Steven Shaw as trustees of a trust for the benefit of two of Michael Shaw’s children, as to which shares Michael Shaw may be deemed to have shared voting and investment power. The inclusion of the shares in clause (ii) is not an admission of beneficial ownership of those shares by Michael Shaw. Does not include (a) 516 shares owned by Michael Shaw’s wife individually; (b) 58,696 shares owned by Michael Shaw’s children who do not reside in his household; and (c) 14,216 shares owned by Steven Shaw as the sole trustee of trusts for the benefit of two of Michael Shaw’s children.
(6)	Based on a Schedule 13G filed with the SEC on March 4, 2014 by Glacier Peak Capital LLC (“Glacier”), as the investment manager to certain clients and employees of Glacier. According to the Schedule 13G, Glacier has discretionary power to make investment decisions with respect to, and to vote, such 1,929,422 shares.
(7)	Based on a Schedule 13G filed with the SEC on February 14, 2014 by Archer Capital Management, L.P. (“Archer”), as the investment manager to certain private investment funds, Canton Holdings, L.L.C. (“Canton”), as the general partner of Archer, Joshua A. Lobel (“Lobel”), an individual, as a principal of Canton, and Eric J. Edidin (“Edidin”), an individual, as a principal of Canton. According to the Schedule 13G, Canton, Archer, Lobel and Edidin have shared and dispositive power with respect to all 1,380,497 shares.
(8)	Based on a Schedule 13G filed with the SEC on February 10, 2014 by Dimensional Fund Advisors LP, an investment advisor that furnishes investment advice to four investment companies and serves as an investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may also act as advisors or sub-advisors to certain of the Funds. In its role as investment advisors, sub-advisor and/or manager, neither Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over securities that are owned by the Funds. Dimensional may be deemed to be the beneficial owner of the shares held by the Funds through Dimensional, but all shares are owned by the Funds and Dimensional disclaims beneficial ownership of such shares.
(9)	Includes (i) 1,052,583 shares owned by Jerome Shaw and his wife as trustees of a trust for the benefit of one of their children, as to which shares Jerome Shaw may be deemed to have shared voting and investment power; and (ii) 27,299 shares held under the Company’s 401(k) plan. The inclusion of the shares in (i) is not an admission of beneficial ownership of those shares by Jerome Shaw. Does not include 9,825 shares owned by Jerome Shaw’s wife individually or 12,750 shares owned by Family Foundation.
(10)

Includes (i) 5,749 shares held by the William and Jacqueline Shaw Family Foundation, Inc., a charitable foundation of which Deborah Shaw, Linda Shaw and a daughter of Deborah Shaw are directors, as to which shares Deborah Shaw may be deemed to have shared voting and investment power; (ii) 71,220 shares owned by Deborah Shaw as custodian under the California Uniform Transfers to Minors Act for the benefit of her children; (iii) 63,956 shares owned by Deborah Shaw, Bruce Goodman (a director of the Company) and Linda Shaw (Deborah Shaw’s sister) as trustees of a trust for the benefit of the children of Linda Shaw, as to which shares Deborah Shaw may be deemed to have shared voting and investment power; and (iv) 557,054 shares owned by Deborah Shaw and Bruce Goodman as trustees of a trust for the benefit of Linda Shaw’s children, as to which shares Deborah Shaw may be deemed to have shared voting and investment power. The inclusion of the shares in clauses (i), (ii), (iii) and (iv) is not an admission of beneficial ownership of those shares by

Deborah Shaw. Does not include 23,019 shares owned by Deborah Shaw’s husband; (b) 34,584 shares owned by the Deborah Shaw’s husband as custodian for children of Deborah Shaw; and (c) 391,243 shares held by Deborah Shaw’s husband and his sister as co-trustees for the benefit of Deborah Shaw’s children.
(11)	Includes (i) 1,500 shares owned by Bruce Goodman as trustee of a trust for the benefit of his one of his children; (ii) 63,956 shares owned by Bruce Goodman, Linda Shaw (his wife), and Deborah Shaw (a director of the Company) as trustees of trusts for the benefit of the children of Linda Shaw, as to which shares Bruce Goodman may be deemed to have shared voting and investment power; and (iii) 557,054 shares owned by Bruce Goodman and Deborah Shaw as trustees of a trust for the benefit of Linda Shaw’s children, as to which shares Bruce Goodman may be deemed to have shared voting and investment power. The inclusion of the shares in clauses (i), (ii) and (iii) is not an admission of beneficial ownership of those shares by Bruce Goodman. Does not include (a) 1,321,390 shares owned by Bruce Goodman’s wife individually.
(12)	Includes (i) 1,075.55 shares held for Ronald Kochman’s benefit under the Company’s 401(k) plan and (ii) 80,000 shares that are subject to transfer restrictions.
(13)	Includes 54,054 shares owned by Lloyd Frank, Steven Shaw (a former director of the Company), Michael Shaw and sons of Jerome Shaw as trustees of a trust for the benefit of two grandchildren of Jerome Shaw, as to which shares Lloyd Frank may be deemed to have shared voting and investment power. This inclusion of the shares is not an admission of beneficial ownership of those shares by Lloyd Frank. Does not include 3,793 shares owned by Lloyd Frank’s wife individually.
(14)	Consists of 30,000 shares that are subject to transfer restrictions.
(15)	Includes 125 shares held under the Company’s 401(k) plan.

The following table sets forth certain information, as at November 3, 2013, with respect to our equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders
1995 Non-Qualified Stock Option Plan	7,500	$18.81	—	(a)
2006 Incentive Stock Plan	557,484	$6.65	900,850
Equity compensation plans not approved by security holders

Total	564,984	$6.81	900,850

(a)	Our 1995 Non-Qualified Stock Option Plan terminated on May 16, 2005 except for options previously granted under the plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Review of Transactions with Related Persons

The Board has adopted a written policy regarding the review and approval of transactions involving certain persons that SEC regulations require to be disclosed in proxy statements, which are commonly referred to as “related person transactions.” A “related person” is defined under the applicable SEC regulation and includes our directors, executive officers, nominees for director and beneficial owners of 5% or more of our common stock. Under the written policy, the Audit Committee is responsible for reviewing and approving any related person transactions, and will consider factors it deems appropriate including:

•	whether the transaction is on terms no more favorable than terms generally available to an unrelated third party under the same or similar circumstances;

•	the benefits to the Company; and

•	the extent of the related person’s interest in the transaction.

During fiscal years 2013, 2012 and 2011, the Company paid or accrued $2.5 million, $4.3 million, and $4.3 million respectively, to Troutman Sanders LLP, a law firm at which Lloyd Frank, a director of the Company, is Senior Counsel, for services rendered to the Company and expenses reimbursed.

From time to time the Company has employed, and will continue to employ, relatives of executive officers, as well as relatives of other full time employees. The Company believes that it has always employed, and will continue to employ, those individuals on the same terms that it employs unrelated individuals and for compensation that is less than the amount specified in Item 404 of Regulation S-K.

Independent Directors; Executive Sessions of the Board

The Board has determined that Theresa A. Havell, Mark N. Kaplan, Bruce G. Goodman, Deborah Shaw and William H. Turner meet the current independence requirements under the listing standards of the NYSE. The Board made these determinations based primarily upon a review of the responses of directors to questions regarding employment and compensation history, affiliations and family and other relationships and on discussions with them. The Board determined that there were no material relationships between any of such persons and the Company that could interfere with their exercise of independent judgment and that each meets the current independence requirements applicable to independent directors under the listing standards of the NYSE to serve on the Board.

The Board has also determined that Lloyd Frank meets the current independence requirements under the listing standards of the NYSE. The Company has retained Troutman Sanders LLP, or other law firms at which Lloyd Frank, a director of the Company, is or was counsel, since 1962 to review and advise the Company with respect to its legal position on numerous matters. These firms have also rendered professional services to the estate of William Shaw, Jerome Shaw, Deborah Shaw, and Bruce Goodman and his spouse that were and are billed directly, principally for trust and estate and tax advice principally by attorneys other than Mr. Frank. The fees paid by the Company to Troutman Sanders LLP with respect to services rendered during fiscal year 2013, exclusive of disbursement reimbursement, represented less than 2% of the firm’s consolidated gross revenues during the firm’s 2013 fiscal year and were not material to the firm, which has approximately 620 attorneys. Mr. Frank is deemed to beneficially own less than 1% of the outstanding shares of our common stock. Mr. Frank has no other interests that preclude him from being independent under the NYSE’s criteria for service on the Board. The Board has determined that, in its judgment, such relationships did not interfere with Mr. Frank’s exercise of his independent judgment and that he meets the current independence requirements applicable to independent directors under rules of the NYSE to serve on the Board.

The non-management directors have held executive sessions. In accordance with the listing standards of the NYSE, these sessions are intended to promote open discussion among non-management directors. Mark N. Kaplan has been chosen by the non-management directors to preside at these sessions.

PRINCIPAL ACCOUNTING FEES AND SERVICES

Principal Accountant Fees

Our Audit Committee appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal years ended November 3, 2013, October 28, 2012 and October 30, 2011. We incurred the following fees to Ernst & Young LLP for fiscal years 2011, 2012 and 2013 (in thousands):

	Fiscal Year 2013	Fiscal Year 2012	Fiscal Year 2011
Audit Fees	$2,639	$22,855	$7,474
Audit-Related Fees	4	2	139
Tax Fees	33	32	106
All Other Fees	3	24	4
Total	$2,679	$22,913	$7,723

Audit fees are for professional services rendered for the audit of the annual financial statements and the review of interim financial statements included in Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements. The amounts presented include costs associated with the restatement of $0, $19,785,000 and $2,765,000 for fiscal years 2013, 2012 and 2011, respectively.

Audit-related fees are for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”

Tax fees include fees for services provided in connection with tax compliance, planning and reporting.

All other fees represent fees for products and services other than the services described above.

The Audit Committee has considered whether the provision of the non-audit services described above is compatible with maintaining Ernst & Young LLP’s independence and has determined that such services are compatible with maintaining Ernst & Young LLP’s independence.

Pre-Approval Policy

Pursuant to the Audit Committee’s pre-approval policy, it is responsible for pre-approving all audit and permitted non-audit services to be performed for us by our independent auditors. The Audit Committee may delegate pre-approval authority to one or more of its members, and such member or members must report all pre-approval decisions to the Audit Committee at its next scheduled meeting. All audit and non-audit services for fiscal year 2013, 2012 and 2011 were pre-approved by the Audit Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Under SEC rules, our Directors, executive officers and holders of more than 10% of our stock, if any, are required to file with the SEC reports of holdings and changes in beneficial ownership of Company stock. We have reviewed copies of these SEC reports as well as other records and information. Based on that review, we believe that all reports were timely filed during fiscal year 2013.

ITEMS OF BUSINESS TO BE ACTED ON AT THE ANNUAL MEETING

Item 1. Election of Directors

The persons listed below, each of whom is currently a Director of the Company, have been nominated by the Board, on the recommendation of the Nominating and Corporate Governance Committee, for election to either a one year term that will expire at the 2015 Annual Meeting or for a two-year term that will expire at the 2016 Annual Meeting or until their successors are elected and qualify. The Company’s By-Laws provide for a classified board in two groups, and thus the directors nominated for a one-year term will be in the first class, and those nominated for a two-year term will be in the second class. Each nominee listed below has agreed to serve his or her respective term. If any Director is unable to stand for election, the individuals named as the proxies have the right to designate a substitute. If that happens, shares represented by proxies may be voted for a substitute Director.

The Board recommends that you vote FOR each of the following nominees:

•	William Tuner for a one year term;

•	Mark Kaplan for a one year term;

•	Deborah Shaw for a one year term;

•	Jerome Shaw for a one year term;

•	Ron Kochman for a two year term;

•	Theresa Havell for a two year term;

•	Bruce Goodman for a two year term; and

•	Lloyd Frank for a two year term.

Unless you specify otherwise, the Board intends the accompanying proxy to be voted for these nominees.

Biographical information about these nominees can be found on pages 6 through 8 of this Proxy Statement.

Item 2. Proposal to Approve, on an Advisory Basis, the Executive Compensation Program for the Company’s Named Executive Officers

Under the rules of the SEC, the Company is required to provide its shareholders with the opportunity to cast an advisory vote on the executive compensation program for the Company’s named executive officers. This proposal is frequently referred to as a “say-on-pay” vote. The Company’s executive compensation program is intended to attract, motivate and reward the executive talent required to achieve our corporate objectives and increase shareholder value. We believe that our executive compensation program is both competitive and focused on pay for performance principles, and provides an appropriate balance between risk and rewards.

Our executive compensation program is described in the Compensation Discussion and Analysis (“CD&A”), related compensation tables and other narrative executive compensation disclosures required by the disclosure rules of the SEC, all of which are found in this Proxy Statement. In particular, the CD&A, beginning on page 13 of this Proxy Statement, describes the Company’s executive compensation program in detail, and we encourage you to review it.

Since the vote on this proposal is advisory, it is not binding on the Company. Nonetheless, the Compensation Committee, which is responsible for approving the overall design and administering certain aspects of the executive compensation program, will take into account the outcome of the vote when making future executive compensation decisions. The Board recommends that you approve the following resolution that will be submitted for a shareholder vote at the 2014 Annual Meeting in support of the Company’s executive compensation program:

RESOLVED, that the shareholders of the Company approve, on an advisory basis, the executive compensation program for the Company’s named executive officers as disclosed pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and other narrative executive compensation disclosures included in the Proxy Statement for this Annual Meeting.

Your Board of Directors recommends a vote FOR the approval, on an advisory basis, of this item. Unless you specify otherwise, the Board intends the accompanying Proxy to be voted for this item.

Item 3. Vote, on an Advisory Basis, on How Often the Company Will Conduct an Advisory Vote on Executive Compensation

As described in Item 2 on page 36 of this Proxy Statement, under the rules of the SEC, the Company is required to provide shareholders with a “say-on-pay” vote, which is an advisory vote on the executive compensation program for the Named Executive Officers of the Company. The rules of the SEC also require the Company to provide shareholders with the opportunity to cast an advisory vote on whether the say-on-pay vote will occur every one, two or three years, or whether shareholders wish to abstain from this vote.

After careful consideration of this proposal, the Board has determined that an advisory vote on executive compensation that occurs every other year is the most appropriate alternative for the Company, and therefore the Board recommends that you vote for a two-year interval for the advisory vote on executive compensation.

While this proposal is advisory and is not binding on the Company, the Board appreciates and values shareholders’ views on this issue, and believes that a biennial say-on-pay vote provides a high level of accountability to the Company and its shareholders while fostering a predictability appropriate to a company our size. Most elements of our executive compensation program are reviewed and determined annually, including base salary and any annual cash and equity incentive awards. Holding biennial say-on-pay votes would provide valuable feedback to the Board on a frequent basis while creating a level of stability in the use of that feedback.

While the Board is recommending that shareholders vote in favor of holding say-on-pay every second year, you are not voting to approve or disapprove the Board’s recommendation. The proxy card provides you with a choice of voting for the Company holding say-on-pay every one, two or three years, or abstaining from voting on this proposal.

Your Board of Directors recommends a vote FOR the Company holding say-on-pay every TWO YEARS. Unless you specify otherwise, the Board intends the accompanying proxy to be voted in accordance with its recommendation.

Item 4. Proposal to Ratify the Appointment of the Company’s Independent Registered Public Accounting Firm

The Board, after receiving a favorable recommendation from the Audit Committee, has again selected Ernst & Young LLP to serve as the independent Registered Public Accounting Firm of the Company for 2014. Although not required to do so, the Board is submitting the selection of this firm for ratification by the Company’s shareholders for their views.

Ernst & Young LLP has advised the Company that it has no direct, nor any material indirect, financial interest in the Company or any of its subsidiaries. The Board and the Audit Committee may change the appointment at any time if they determine that a change would be in the best interests of the Company and its shareholders.

The Board of Directors will offer the following resolution at the Annual Meeting:

RESOLVED: That the selection by the Board of Directors of Ernst & Young LLP to serve as the independent Registered Public Accounting Firm of the Company for 2014 be, and hereby is, ratified and approved.

Your Board recommends that you vote FOR this item. Unless you specify otherwise, the Board intends the accompanying proxy to be voted for this item.

Item 5. Other Matters

The Board knows of no other matters that may properly be brought before the Annual Meeting. However, if other matters should properly come before the Meeting, it is the intention of those named in the solicited proxy to vote such proxy in accordance with their best judgment.

By Order of the Board of Directors.

Ronald Kochman

President, Chief Executive Officer and Director

New York, New York

March 3, 2014

3 Choices: Vote by Telephone, Internet or Mail

Internet and telephone voting is available until 11:59 PM Eastern Time on April 16, 2014, the day prior to the shareholder meeting.

INTERNET		TELEPHONE
www.PROXYVOTE.COM	OR	1-800-690-6903
Have your proxy card in hand when you access the Web site.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
The Proxy Statement and the 2013 Annual Report to Shareholders are available at: http://materials.proxyvote.com/928703	To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

▼  FOLD AND DETACH HERE  ▼

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote “FOR” the following:	For All	Withhold All	For All Except
1. Election of Directors Nominees	☐	☐	☐

01 William Turner	02 Mark Kaplan	03 Deborah Shaw	04 Jerome Shaw	05 Ronald Kochman
06 Theresa Havell	07 Bruce Goodman	08 Lloyd Frank
The Board of Directors recommends you vote “FOR” the following proposal:					For	Against	Abstain
2.	Vote to approve, on an advisory basis, the executive compensation program for the Company’s named executive officers.				☐	☐	☐
The Board of Directors recommends you vote “2 YEARS” on the following proposal:				1 year	2 years	3 years	Abstain
3.	Vote, on an advisory basis, on how often the Company will conduct an advisory vote on executive compensation.			☐	☐	☐	☐
The Board of Directors recommends you vote “FOR” the following proposal:					For	Against	Abstain
4.	Vote to ratify the appointment of Ernst & Young LLP as our independent Registered Public Accounting Firm for 2014.				☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as name(s) appear hereon. Joint owners should each sign separately. When signing as executor, administrator, corporate officer, attorney, agent, trustee, guardian or in other representative capacity, please state your full title as such.

Signature	Signature	Date

ADMISSION TICKET

Volt Information Sciences, Inc.

2014 Annual Meeting of Shareholders

Thursday, April 17, 2014

10:00 a.m. (EDT)

The Omni, 333 Earle Ovington Boulevard,

Uniondale, NY 11553

If you wish to attend the Annual Meeting of Shareholders in person, please present this admission ticket and a valid picture identification at the door for admission. Cameras, large bags, briefcases, packages, recording equipment and other electronic devices will not be permitted at the Annual Meeting.

▼  FOLD AND DETACH HERE  ▼

Volt Information Sciences, Inc.

Proxy Card Solicited on Behalf of the Board of Directors

The undersigned appoints Ronald Kochman and James Whitney Mayhew, and each of them, proxies with full power of substitution, to vote the shares of stock of Volt Information Sciences, Inc. (the “Company”), which the undersigned is entitled to vote, at the Annual Meeting of Shareholders of the Company to be held at The Omni, 333 Earle Ovington Boulevard, Uniondale, NY 11553 on Thursday, April 17, 2014, at 10:00 a.m. (EDT), and any adjournment thereof.

Volt Information Sciences’ employees. If you are a current or former employee of the Company, this card also provides voting instructions for shares held in the Volt Information Sciences, Inc. Savings Plan. If you are a participant and have shares of common stock of the Company allocated to your account under the Plan, you have the right to direct Charles Schwab Bank, the Trustee of the Plan (the “Trustee”), to vote the shares held in your account. The Trustee will vote allocated shares for which no direction is received and unallocated shares, if any (together “Undirected Shares”), in the same proportion as the shares for which direction is received, subject to the Plan documents. The tabulator must receive your instructions by 4:00 p.m. (EDT) on Monday, April 14, 2014 in order to communicate your instructions to the Trustee, who will then vote all the shares of common stock of the Company which are credited to the undersigned’s account as of March 5, 2014. Under the Plan, you are a “named fiduciary” for the purpose of voting shares in your account and your proportionate share of the Undirected Shares. This means that you have ultimate authority to control the manner in which the shares are voted. By submitting voting instructions by telephone, Internet, or by signing and returning this voting instruction card, you direct the Trustee to vote these shares, in person or by proxy, as designated herein, at the Annual Meeting of Shareholders.

Address Change/Comments (Mark the corresponding box on the reverse side)

(See reverse side for voting instructions)